                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
     PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

                              SEVERN BANCORP, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                Maryland                                52-1726127
----------------------------------------  --------------------------------------
  (State or other jurisdiction of          (I.R.S. Employer Identification No.)
   incorporation or organization)

 1919 A West Street, Annapolis, Maryland                 21401
----------------------------------------  --------------------------------------
 (Address of principal executive offices)              (Zip Code)

Registrant's telephone number, including
 area code                                            410-268-4554
                                          --------------------------------------

Securities to be registered pursuant to section 12(b) of the Act:

         Title of each class             Name of each exchange on which
         to be so registered             each class is to be registered

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Securities to be registered pursuant to Section 12(g) of the Act:

                     Common Stock, Par Value $.01 Per Share
--------------------------------------------------------------------------------
                                (Title of class)

--------------------------------------------------------------------------------
                                (Title of class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT
                                TABLE OF CONTENTS

SECTION                                                                                                      PAGE NO.
ITEM 1.   BUSINESS.                                                                                             1

ITEM 2.   FINANCIAL INFORMATION.                                                                               33

ITEM 3.   PROPERTIES.                                                                                          45

ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.                                      46

ITEM 5.   DIRECTORS AND EXECUTIVE OFFICERS.                                                                    48

ITEM 6.   EXECUTIVE COMPENSATION.                                                                              50

ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.                                                      53

ITEM 8.   LEGAL PROCEEDINGS.                                                                                   54

ITEM 9.   MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
          MATTERS.                                                                                             54

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.                                                             56

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.                                             56

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.                                                           59

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.                                                         61

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.                62

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS                                                                    63

Severn Bancorp Financial Highlights

At the period ended:                                                           December 31,
                                                         2001       2000       1999       1998       1997
                                                         ----       ----       ----       ----       ----
                                                            (dollars in thousands, except share information)
Balance Sheet Data:
Total assets                                          $ 366,890  $ 293,230   $ 233,724  $ 220,417  $ 174,801
Total loans, net                                        342,641    274,652     214,066    192,572    155,994
Total nonperforming assets                                2,413      1,490       1,597      2,845      2,118
Deposits                                                286,918    229,312     186,204    175,341    142,101
Short-term borrowings                                    17,000     18,000       2,000      6,000     12,000
Notes payable                                            25,000     16,000      22,000     18,000      2,000
Total liabilities                                       332,059    268,009     211,743    200,849    157,272
Stockholders' equity                                     34,831     25,221      21,981     19,567     17,529
Book value per share                                       7.60       6.58        5.59       4.85       4.67

For the period ended                                                           December 31,
                                                         2001       2000         1999        1998        1997
                                                         ----       ----         ----        ----        ----
Operations Data:
Net interest income                                  $   13,395  $   10,884   $    9,524  $    8,528  $    7,041
Net interest income after provision for loan losses      12,687      10,293        9,020       7,976       6,580
Noninterest income                                        2,570       1,439        1,586       1,607       1,102
Noninterest expense                                       6,588       5,348        5,477       5,433       4,222
Net earnings                                              5,256       3,945        3,127       2,538       2,251
Basic earnings per share *                                 1.38        1.15         0.90        0.72        0.79
Diluted earnings per share *                               1.37        1.12         0.84        0.70        0.70
Common Stock Cash dividends declared per share*             .19         .17          .15         .13         .07
Common Stock dividends declared per Share to
diluted earnings per share                                13.87%      15.18%       17.86%      18.57%      10.00%
Weighted number of shares outstanding basic *         3,647,451   3,237,888    3,230,940   3,226,545   2,280,036
Weighted number of shares outstanding  diluted *      3,683,346   3,330,915    3,450,831   3,316,992   3,214,830
Performance Ratios:
Return on average assets                                   1.55%       1.47%        1.38%       1.30%       1.44%
Return on average equity                                  17.55%      16.73%       14.91%      13.69%      15.03%
Interest rate spread                                       3.65%       3.75%        3.94%       4.09%       4.31%
Net interest margin                                        4.05%       4.17%        4.34%       4.50%       4.68%
Noninterest expense to average assets                      1.95%       2.00%        2.43%       2.78%       2.70%
Efficiency ratio                                          41.27%      43.40%       49.30%      53.61%      51.85%

* Retroactively adjusted to reflect three-for-one stock split declared February 19, 2002.

                                     PART I

ITEM 1. BUSINESS

     GENERAL

     Severn Bancorp, Inc. ("Bancorp") is a savings and loan holding company that was incorporated in Maryland in August 1990. It conducts business through three subsidiaries: Severn Savings Bank, FSB (the "Bank"), its principal subsidiary; Louis Hyatt, Inc., t/a Hyatt Real Estate, a real estate brokerage and property management company, which it acquired in June 2001; and SBI Mortgage Company, which engages in the origination of mortgages not suitable to the Bank such as mortgages to borrowers with credit backgrounds that the Bank does not find suitable, or mortgages secured by properties that have a higher loan-to-value ratio than the Bank customarily allows, and to a lesser extent, owns investment real estate through subsidiary limited liability companies.

     The Bank's primary lending market is Anne Arundel County, Maryland, where it also offers savings products through its two branches. To a lesser extent, it also lends to borrowers located in other parts of Maryland and in Delaware and Northern Virginia.

     As of December 31, 2001, Bancorp had total assets of $366,890,087, total deposits of $286,917,568, and stockholder's equity of $34,830,882. For the year ended December 31, 2001, net income was $5,255,570, of which $5,181,517 was net income of the Bank.

BUSINESS OF THE BANK

     The Bank was organized in 1946 in Baltimore, Maryland as Pompei Permanent Building and Loan Association. It relocated to Annapolis, Maryland in 1980 and its name was changed to Severn Savings Association. Subsequently, the Bank obtained a federal charter and changed its name to Severn Savings Bank, FSB. The Bank operates two full-service branch offices, one administrative office and one accounting and servicing office. The Bank operates as a federally charted savings bank whose principal business is attracting deposits from the general public and investing those funds in mortgage loans. The Bank also uses advances, or loans from the Federal Home Loan Bank of Atlanta, to fund its mortgage activities. The Bank's revenues are derived principally from interest earned on mortgage loans, fees charged in connection with the loans and banking services, and gains realized from the sale of mortgage loans. The Bank's primary sources of funds are deposits, advances from the Federal Home Loan Bank of Atlanta, principal amortization and prepayment of its loans. The principal executive offices of the Bank are maintained at 1919 A West Street, Annapolis Maryland, 21401. Its telephone number is 410-268-4554 and its e-mail address is mailman@severnbank.com.

     In addition to its deposit and lending activities, the Bank offers title insurance and real estate settlement services through its wholly owned subsidiary, Homeowner's Title and Escrow Corporation ("Homeowner's").

     The Bank also owns all of the common stock of Severn Preferred Capital Corporation ("Severn Capital"), which was formed in 1997. Severn Capital is a real estate investment trust that issued and has outstanding 200,000 shares of Series A Preferred Stock. This preferred stock has an aggregate outstanding balance of $4,000,040 which qualifies as regulatory capital of the Bank. The Series A Preferred Stock pays a 9% annual non-cumulative dividend and is callable at par, by the Bank, at any time.

COMPETITION

     The Annapolis area has a high density of financial institutions, many of which are significantly larger and have greater financial resources than the Bank, and all of which are competitors of the Bank to varying degrees. The Bank's competition for loans comes primarily from savings and loan associations, savings banks, mortgage banking companies, insurance companies, and commercial banks. Its most direct competition for deposits has historically come from savings and loan associations, savings banks, commercial banks, and credit unions. The Bank faces additional competition for deposits from short-term money market funds and other corporate and government securities funds. The Bank also faces increased competition from other financial institutions such as brokerage firms and insurance companies for deposits. The Bank is a community-oriented financial institution serving its market area with a wide selection of residential loans. Management considers the Bank's reputation for financial strength and customer service as its major competitive advantage in attracting and retaining customers in its market area. The Bank also believes it benefits from its community orientation.

GENERAL

     The principal business of the Bank is attracting deposits from the general public and investing those deposits, together with other funds, in mortgage and consumer loans, mortgage-backed securities and investment securities. The Bank's revenues are derived principally from interest earned on mortgage, consumer and other loans, fees charged in connection with loans and banking services, interest and dividends earned on other investments. The Bank's primary sources of funds are deposits and loan interest, principal amortization and prepayments.

     The primary focus of the Bank's lending activities had been on first mortgage loans secured by real estate for the purpose of purchasing, refinancing, developing and constructing one-to-four family residences and commercial properties in and near Anne Arundel County, Maryland. The Bank is an active participant in the secondary market and sells substantially all fixed rate long-term mortgages that it originates.

The following table illustrates the composition of the Bank's portfolio over the past five years, including loans available for sale by type of loan.

                                                      2001                       2000                       1999
                                            ------------------------   -----------------------     ------------------------
                                                  Amount    Percent          Amount    Percent          Amount     Percent
                                                  ------    -------          ------    -------          ------     -------
                                                                        (dollars in thousands)
Real Estate Loans
    Residential, one to four family units       $  151,250   36.90%        $  137,498   41.95%        $  101,640    39.89%
    Residential, multifamily                         1,065    0.26%             1,026    0.31%               991     0.39%
    Commercial and industrial real estate           71,557   17.46%            54,024   16.48%            49,231    19.32%
    Construction, land acquisition and
          development loans                        163,849   39.98%           117,325   35.80%            90,324    35.45%
    Land                                            16,895    4.12%            11,390    3.48%             7,018     2.76%
                                            -----------------------    -----------------------     -----------------------
  Total real estate loans                          404,616   98.72%           321,263   98.02%           249,204    97.81%

Other loans:
     Business, commercial                            3,970    0.97%             5,592    1.71%               170     0.07%
     Consumer                                        1,257    0.31%               885    0.27%             5,406     2.12%
                                            -----------------------    -----------------------     -----------------------
  Total other loans                                  5,227    1.28%             6,477    1.98%             5,576     2.19%

                                            -----------------------    -----------------------     -----------------------
  Total gross loans                                409,843  100.00%           327,740  100.00%           254,780   100.00%
                                                           ========                   ========                    ========

Unearned fees, premiums & discounts, net            (2,164)                    (2,149)                    (1,852)

Loans in process                                   (61,685)                   (48,211)                   (36,715)

Allowance for loan loss                             (3,353)                    (2,728)                    (2,147)

                                            --------------             --------------              -------------
  Total Loans net                               $  342,641                 $  274,652                 $  214,066
                                            ==============             ==============              =============

                                                       1998                      1997
                                             ------------------------  ------------------------
                                                   Amount    Percent         Amount    Percent
                                                   ------    -------         ------    -------
                                                             (dollars in thousands)
Real Estate Loans
    Residential, one to four family units         $  99,056   43.58%        $  79,871   45.01%
    Residential, multifamily                            750    0.33%              707    0.40%
    Commercial and industrial real estate            40,555   17.84%           40,475   22.81%
    Construction, land acquisition and
          development loans                          78,454   34.51%           48,600   27.39%
    Land                                              6,387    2.81%            4,739    2.67%
                                             ------------------------  -----------------------
  Total real estate loans                           225,202   99.07%          174,392   98.28%

Other loans:
     Business, commercial                               582    0.26%            1,398    0.79%
     Consumer                                         1,533    0.67%            1,651    0.93%
                                             ------------------------  -----------------------
  Total other loans                                   2,115    0.93%            3,049    1.72%

                                             ------------------------  -----------------------
  Total gross loans                                 227,317  100.00%          177,441  100.00%
                                                            ========                  ========

Unearned fees, premiums & discounts, net             (1,699)                   (1,398)

Loans in process                                    (31,062)                  (18,530)

Allowance for loan loss                              (1,984)                   (1,519)

                                             ---------------           ---------------
  Total Loans net                                 $ 192,572                $  155,994
                                             ===============           ===============

     LOAN ORIGINATION PROCEDURES

     The following table contains information on the activity of Bancorp's loans available for sale and its loans held for investment in its portfolio:

                                                            For the year ended December 31,
                                                            -------------------------------
                                                   2001                   2000                  1999
                                                   ----                   ----                  ----
                                                                 (dollars in thousands)
Available for Sale:
    Beginning balance                          $     4,169          $       2,989         $       6,174
    Originations                                    63,565                 38,024                34,607
    Repurchases                                         41                     --                    --
    Repayments                                          --                    (25)                  (15)
    Deferred fees                                       26                     50                   (71)
    Net sales                                      (60,302)               (36,869)              (37,706)
    Transfers (to) from available for sale              --                     --                    --
                                               -----------          -------------         -------------
         Ending Balance                        $     7,499          $       4,169         $       2,989
                                               ===========          =============         =============

Held for investment:
    Beginning balance                          $   323,571          $     251,791         $     221,143
    Originations and purchases                     293,195                187,035               155,705
    Repurchases                                         --                     --                    --
    Repayments/payoffs                            (214,295)              (115,444)             (124,157)
    Sales                                               --                     --                    --
    Transfers (to) from repossessed assets
                                                      (127)                   189                  (900)
                                               -----------          -------------         -------------
         Ending balance                        $   402,344          $     323,571         $     251,791
                                               ===========          =============         =============

     The Bank originates residential mortgage loans that are intended for sale in the secondary market as well as loans that are to be held in the Bank's investment portfolio. Loans sold in the secondary market are either sold directly to the Federal National Mortgage Association ("FNMA") or the Federal Home Loan Mortgage Corporation ("FHLMC") or are sold to other investors with which the Bank maintains a correspondent relationship. These loans are made in conformity with standard underwriting criteria to assure maximum eligibility for possible resale in the secondary market, and are approved either by the Bank's underwriter or the correspondent's underwriter. Loans considered for the Bank's portfolio are approved by the Bank's loan committee, which is comprised of the Executive Vice President and the Senior Vice President. Meetings of the loan committee are open to attendance by any member of the Bank's Board of Directors who wishes to attend. The loan committee reports to and consults with the Board of Directors in interpreting and applying the Bank's lending policy.

     The Bank's mortgage loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan, and the adequacy of the value of the property that will secure the loan. The authority of the loan committee to approve loans is established by the Board of Directors and currently is commensurate with the Bank's limitation on loans to one borrower. The Bank's maximum amount of loans to one borrower currently is equal to 15% of the Bank's unimpaired capital or $4,751,000 as of December 31, 2001. Loans greater than this amount require participation by one or more additional lenders. Letters of credit are subject to the same limitations as direct loans. The Bank utilizes independent qualified appraisers approved by the Board of Directors to appraise the properties securing its loans and requires title insurance or title opinions so as to insure that the Bank has a valid lien on the mortgaged real estate. The Bank requires borrowers to maintain fire and casualty insurance on its secured properties.

     The procedure for approval of construction loans is the same for residential mortgage loans, except that the appraiser evaluates the building plans, construction specifications, and estimates of construction costs. The Bank also evaluates the feasibility of the proposed construction project and the experience and track record of the developer. In addition, all construction loans generally require a commitment from a third-party lender or from the Bank for a permanent long-term loan to replace the construction loan upon completion of construction.

     Consumer loans are underwritten on the basis of the borrower's credit history and an analysis of the borrower's income and expenses, ability to repay the loan, and the value of the collateral, if any. A consumer loan officer must approve consumer loans. Consumer loan originations currently are being generated primarily through advertising.

RESIDENTIAL MORTGAGE LENDING

     The Bank offers first mortgage loans, secured by one-to-four family residences, for up to 95% of the value of the underlying collateral. Interest rates may be fixed or variable and rates are established by the market. In accordance with the Bank's lending policy, all loans exceeding 90% of the value of the collateral require either the guarantee or insurance of the Veteran's Administration ("VA") or the Federal Housing Administration ("FHA"), respectively, or private mortgage insurance. Fixed-rate and adjustable rate loans are offered by the Bank. Interest rates and origination fees are priced to be competitive in the marketplace. Although the majority of the Bank's residential loan production is sold into the secondary market, some loans are kept for the Bank's loan portfolio. Loans that are sold typically are long-term (15 or more years) loans with fixed interest rates eligible for resale in the secondary market. Loans retained include construction loans, commercial loans, and loans that periodically reprice. Loans are generally sold with servicing released. However, as of December 31, 2001 the Bank was servicing $7,802,731 in loans for FHLMC and $9,573,744 in loans for other investors.

     The following table contains information, as of December 31, 2001, on the percentage of fixed-rate, single family mortgage loans being serviced for others by Bancorp, by interest rate category.

     Coupon Range                       Percentage of Portfolio
     ------------                       -----------------------
     Less than 6.00%                              1.80%
     6.01 - 7.00%                                47.32%
     7.01 - 8.00%                                35.95%
     8.01 - 9.00%                                10.65%
     9.01 - 10.00%                                4.10%
     Over 10.01%                                  0.18%
                                                -------
                                                100.00%
                                                =======

     Upon receipt of a completed loan application from a prospective borrower for a loan secured by residential property, a credit report is ordered, income and certain other information is verified, and, if necessary, additional financial information is requested. An appraisal of the real estate intended to secure the proposed loan is undertaken by an independent appraiser approved by the Bank's Board of Directors. It is the Bank's policy to obtain title insurance on all real estate first mortgage loans. Borrowers are also required to obtain hazard insurance prior to closing. Borrowers are generally required to advance funds on a monthly basis, together with each payment of principal and interest, to a mortgage escrow account from which the Bank can make disbursements for such items as real estate taxes, hazard insurance premiums, and private mortgage insurance premiums, if any, as they become due.

     When credit information has been obtained and an appraisal has been completed all loans are then underwritten in accordance with guidelines set forth and amended from time to time by FHLMC, FNMA, VA, FHA, or the Maryland Community Development Administration ("CDA").

     For the years ending December 31, 2000 and 2001, the Bank originated $213,614,000 and $344,519,000 of mortgage loans, respectively.

CONSTRUCTION LENDING

     The Bank originates loans to finance the construction of one-to-four family dwellings, and to a lesser extent, commercial real estate. It also originates loans for the acquisition and development of unimproved property to be used for residential and/or commercial purposes in cases where the Bank is to provide the construction funds to improve the properties. As of December 31, 2001, the Bank had 455 construction loans outstanding in the aggregate amount of $102,163,722.

     Construction loan amounts are based on the appraised value of the property and, for builder loans, a feasibility study as to the potential marketability and profitability of the project. Construction loans generally have terms of up to one year, with reasonable extensions as needed, and typically have interest rates that float monthly at margins typically ranging 1/2 percent to 2 percent above the prime rate. In addition to builders' projects, the Bank finances the construction of single family, owner-occupied houses where qualified contractors are involved and on the basis of strict written underwriting and construction loan guidelines. Construction loans are structured either to be converted to permanent loans with the Bank upon the expiration of the construction phase or to be paid off by financing from another financial institution.

     Construction loans afford the Bank the opportunity to increase the interest rate sensitivity of its loan portfolio and to receive yields higher than those obtainable on loans secured by existing residential properties. These higher yields correspond to the higher risks associated with construction lending. Construction loans involve additional risks attributable to the fact that loan funds are advanced upon the security of the project under construction which is of uncertain value prior to its completion. Because of the uncertainties inherent in estimating construction costs as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to value accurately the total funds required to complete a project and the related loan-to-value ratio. As a result, construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the ultimate success of the project rather than the ability of the borrower or guarantor to repay principal and interest. If the Bank is forced to foreclose on a project prior to or at completion, due to a default, there can be no assurance that the Bank will be able to recover all of the unpaid balance of the loan as well as related foreclosure and holding costs. In addition, the Bank may be required to fund additional amounts to complete the project and may have to hold the property for an unspecified period of time. The Bank has attempted to address these risks through its underwriting procedures and its limited amount of construction lending on multi-family and commercial real estate properties.

     It is the policy of the Bank to conduct physical inspections of each property secured by a construction or rehabilitation loan for the purpose of reporting upon the progress of the construction of improvements. These inspections, referred to as "construction draw inspections," are to be performed at the time of a request for an advance of construction funds. If no construction advance has been requested, an inspection is made by a fee inspector or senior officer of the institution on the subject property at least quarterly.

MULTI-FAMILY LENDING

     The Bank occasionally originates multi-family loans with terms up to 30 years, but with rate adjustments or balloon payments generally at three to five years. These loans are made in amounts up to 75% of the appraised value of the secured property. In making these loans, the Bank bases its underwriting decision primarily on the net operating income generated by the real estate to support the debt service, the financial resources and income level of the borrower, the borrower's experience in owning or managing similar property, the marketability of the property and the Bank's lending experience with the borrower. The Bank also typically receives a personal guarantee from the borrower. As of December 31, 2001, $1,065,000, or .26% of the Bank's total loan portfolio, consisted of multi-family residential loans.

COMMERCIAL REAL ESTATE LENDING

     At December 31, 2001, the Bank's commercial real estate loan portfolio totaled $71,557,000, or 17.46% of the Bank's total loan portfolio. All of the Bank's commercial loans are secured by improved property such as office buildings, retail strip shopping centers, industrial condominium units and other small businesses most of which are located in the Bank's primary lending area. The largest commercial real estate loan at December 31, 2001 was a $2,500,000 loan secured by an office building in Annapolis, Maryland, to borrowers with whom the Bank has a longstanding business relationship. The loan is further secured by the personal guarantees of the borrowers, and has consistently performed in accordance with the terms of the debt instrument.

     Loans secured by commercial real estate properties generally involve a greater degree of risk than residential mortgage loans. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of these loans may be subject to a greater extent to adverse conditions in the real estate market or the economy. The Bank seeks to minimize these risks by lending to established customers and currently restricts these loans to its primary market area.

LAND AND RESIDENTIAL BUILDING LOTS

     Land loans include loans to developers for the development of residential subdivisions and loans on unimproved lots primarily to individuals. At December 31, 2001 the Bank had land and residential building lot loans totaling $16,895,000, or 4.12% of the Bank's total loan portfolio. The largest of these loans is for $2,560,000, is secured by commercially zoned land in Edgewater, Maryland, and has performed in accordance with the terms of the debt instrument. Land development loans typically are short-term loans; the duration of these loans is typically not greater than three years. The interest rate on land loans is generally at least 1% or 2% over the prime rate. The loan-to-value ratio generally does not exceed 75%. Loans typically are made to customers of the Bank and developers and contractors with whom the Bank has had previous lending experience. In addition to the customary requirements for this type loan, the Bank may also require a clean Phase I environmental study and feasibility study to determine the profit potential of the development.

OTHER LENDING

     The Bank also offers other loans, primarily business and commercial loans. These are loans to businesses not secured by real estate although they may be secured by equipment, securities, or other collateral. They constitute a relatively small part of the Bank's business, and are typically offered to customers with long-standing relationships with the Bank. At December 31, 2001, $3,970,000 or .97% of the loan portfolio consisted of business and commercial loans. Approximately .31% of the loan portfolio is in consumer loans.

                LOAN MATURITY TABLE INCLUDING LOANS HELD FOR SALE

                                                  Due       Due after
                                                 within     1 through     Due after
                                                one year     5 years       5 years        Total
                                          ------------------------------------------------------
                                                              (dollars in thousands)
One to four family residential                $  10,465     $  25,658     $ 115,127    $ 151,250
Multifamily                                         108           771           186        1,065
Commercial and industrial real estate             7,585        23,797        40,175       71,557
Construction and land acquisition
     and development loans                      145,103        18,746             -      163,849
Land                                              2,446        14,449             -       16,895
Commercial, non-real estate                         525           597         2,848        3,970
Consumer                                            411           459           387        1,257
                                          ------------------------------------------------------
Total                                         $ 166,643     $  84,477     $ 158,723    $ 409,843
                                          ======================================================

     The following table contains certain information as of December 31, 2001 relating to the loan portfolio of the Bank with the dollar amounts of loans due after one year which have fixed and floating rates. All loans are shown maturing based upon contractual maturities and include scheduled payments but not possible prepayments.

                          [see table on following page]

                                                  Fixed      Floating         Total
                                          ------------------------------------------
                                                     (dollars in thousands)
One to four family residential                $ 109,759      $ 31,026     $ 140,785
Multifamily                                         659           298           957
Commercial and industrial real estate            37,400        26,572        63,972
Construction and land acquisition
    and development loans                        13,529         5,217        18,746
Land                                                  -        14,449        14,449
Commercial, non-real estate                       2,534           911         3,445
Consumer                                            846             -           846
                                          ------------------------------------------
Total                                         $ 164,727      $ 78,473     $ 243,200
                                          ==========================================

LOANS TO ONE BORROWER

     The aggregate amount of loans that the Bank may make to one borrower is 15% of the Bank's unimpaired capital and unimpaired surplus. The Bank's largest loan is in the amount of $2,560,000 and is secured by commercially zoned land in Edgewater, Maryland. The second largest loan is in the amount of $2,500,000 and is secured by an office building in Annapolis, Maryland. The third largest loan is in the amount of $1,800,000 and is secured by a retail property in Ocean City, Maryland. All of these loans have fully performed since their inception.

DELINQUENCY AND CLASSIFIED ASSETS

     DELINQUENT LOANS

     Delinquencies on all loans are reviewed monthly by the Board of Directors. The Bank's collection procedures include sending a past due notice to the borrower on the 17th day of nonpayment, making telephone contact with the borrower between 20 and 30 days after nonpayment, and sending a letter after the 30th day of nonpayment. A notice of intent to foreclose is sent between 60 and 90 days after delinquency. When the borrower is contacted, the Bank attempts to obtain full payment of the amount past due. However, the Bank generally will seek to reach agreement with the borrower on a payment plan to avoid foreclosure.

     The Bank categorizes its classified assets within four categories: A) Special Mention, B) Substandard, C) Doubtful and D) Loss. Special Mention loans are 60 days or more in arrears and include all borrowers who are in bankruptcy that have not missed any post-petition payments. We reserve 5% on all Special Mention loans. Substandard loans are loans that are 90 days or more delinquent and are loans that have borrowers in bankruptcy that have missed a post-petition payment. We reserve 15% of Substandard loans. The Doubtful category consists of loans where the Bank expects a loss, but not a total loss. Various subjective factors are considered with the most important consideration being the estimated underlying value of the collateral. The Bank reserves 50% of the amount of Doubtful loans. Loans that are classified as "Loss" are fully reserved.

     All loans are individually evaluated if they are deemed classified. We also evaluate all delinquent loans, individually. The rest of the portfolio is evaluated as a group and a determination is made, periodically, concerning the inherent risks associated with particular types of loans and an allowance is assigned to those particular groups.

     The bank allocates reserves to its allowance for loan losses in two ways. Where the bank has classified an asset it generally allocates the percentage of that asset under its classification system to a specific reserve if the asset is classified as Doubtful or Loss. In cases where loans are classified as Special Mention or Substandard the bank usually does not allocate its allowance for loan loss reserves to a specific reserve. The bank does not allocate its allowance for loan losses based upon the unclassified portion of its loan portfolio to specific loan reserves.

     It is the policy of the Bank to discontinue the accrual of interest on any loan that is 90 days or more past due. The Bank historically has not incurred any significant losses on delinquent mortgage loans.

     The following table sets forth information as to non-accrual loans and loans which are 90 days or more delinquent but on which the Bank was accruing interest, as well as to other non-performing assets. The Bank discontinues the accrual of interest on loans 90 days or more past due, at which time all previously accrued but uncollected interest is deducted from income. As of the most recent reported period, $223,188 would have been recorded for the year ended December 31, 2001 if the loans had been current in accordance with their original terms and had been outstanding throughout the year ended December 31, 2001 or since their origination (if held for only part of the fiscal year). For the year ended December 31, 2001, $170,358 in interest income on such loans was actually included in net income.

                                                                                      AT DECEMBER 31,
                                                                 --------------------------------------------------------
                                                                       2001       2000       1999       1998       1997
                                                                       ----       ----       ----       ----       ----
                                                                                (dollars in thousands)
Loans accounted for on a non-accrual basis:
Mortgage loans:
    One-to-four family real estate                                  $ 1,801     $   872     $   909    $ 1,591     $  937
    Home equity lines of credit                                                                 16          14
    Commercial                                                          300         292                  1,136        866

Non-mortgage loans:
    Consumer                                                                         14
    Commercial loans                                                      -           -           -          -          -
                                                                 --------------------------------------------------------
Total non-accrual loans                                               2,101       1,178         925      2,741      1,803
Accruing loans which are contractually past due 90 days or more:
   Mortgage loans:
    Permanent loans secured by one-to-four family real estate             -           -           -          -          -
    Commercial                                                            -           -           -          -          -
   Non-mortgage loans
    Consumer                                                              -           -           -          -          -
                                                                 --------------------------------------------------------
Total accruing loans greater than 90 days past due                        -           -           -          -          -
                                                                 --------------------------------------------------------
Total non-performing loans                                          $ 2,101     $ 1,178     $   925    $ 2,741    $ 1,803
                                                                 ========================================================
Foreclosed real-estate                                                  312         312         672        104        315
                                                                 ========================================================
Total nonperforming assets                                          $ 2,413     $ 1,490     $ 1,597    $ 2,845    $ 2,118
                                                                 ========================================================
Total non-accrual and accrual loans to net loans                       0.63%       0.43%       0.44%      1.47%      1.18%
                                                                 ========================================================
Allowance for loan losses to total non-performing loans,
                                                                 ========================================================
    including loans contractually past due 90 days or more           159.59%     231.58%     232.11%     72.38%     84.25%
                                                                 ========================================================
Total non-accrual and accruing loans greater than
    90 days past due to total assets                                   0.57%       0.40%       0.40%      1.24%      1.03%
                                                                =========================================================
Total non-performing assets to total assets                            0.66%       0.51%       0.68%      1.29%      1.21%
                                                                =========================================================

     CLASSIFIED ASSETS

     Federal regulations provide for the classification of loans and other assets, such as debt and equity securities, considered by the Office of Thrift Supervision (OTS) to be of lesser quality as "substandard," "doubtful" or "loss assets." An asset is considered substandard if it is inadequately protected by the paying capacity and net worth of the obligor or the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full highly questionable and improbable, on the basis of currently existing facts, conditions, and values. Assets classified as loss assets are those considered uncollectible and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to a sufficient degree of risk to warrant classification in one of these categories but possess credit deficiencies or potential weakness are required to be designated special mention by management.

     When an insured institution classifies problem assets as either substandard or doubtful, it is required to establish general allowance for losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as loss assets, it is required either to establish a specific allowances for losses equal to the full amount of the asset so classified or to charge-off such amount. An institution's determination as to the classification of its assets is subject to scrutiny by the OTS, which can require the establishment of additional general or specific loss allowances. The Bank reviews monthly the assets in its portfolio to determine whether any assets require classification in accordance with applicable regulations.

     As of December 31, 2001, the Bank had total classified loans of $2,177,154 of which all were classified as substandard.

     As of December 31, 2001, the Bank maintained an allowance for loan losses of $3,353,000, or .95% of its net loans receivable and 135% of total nonperforming loans. Bancorp believes that the Bank's allowance for loan losses as of December 31, 2001 was adequate based upon prior experience and facts and circumstances available to it at the time.

                          [see table on following page]

The following table summarized the allocation of the allowance for loan losses by loan type and the percent of loans in each category compared to total loans at the dates indicated:

                                              2001                        2000                         1999
                                   --------------------------- ---------------------------- ----------------------------
                                                Percentage of               Percentage of                Percentage of
                                                Loans in each               Loans in each                Loans in each
                                    Allowance    Category to    Allowance    Category to     Allowance    Category to
                                      Amount     Total Loans      Amount     Total Loans       Amount     Total Loans
                                   ------------- ------------- ------------ --------------  ------------ --------------
                                                                (dollars in thousands)
Residential, one to four family         $ 1,081        36.90%       $   995         41.95%       $   776         39.89%
Multifamily                                  24         0.26%            18          0.31%            10          0.39%
Commercial and industrial real estate       850        17.46%           658         16.48%           567         19.32%
Construction and land acquisition
    and development loans                   917        39.98%           662         35.80%           428         35.45%
Land                                        413         4.12%           308          3.48%           292          2.76%
Business, commercial                         52         0.97%            75          1.71%             4          0.07%
Other                                        16         0.31%            12          0.27%            70          2.12%
                                   ------------- ------------- ------------ --------------  ------------ ---------------
     Total                              $ 3,353       100.00%       $ 2,728        100.00%       $ 2,147        100.00%
                                   ============= ============= ============ ==============  ============ ===============

                                               1998                         1997
                                    ---------------------------  ---------------------------
                                                 Percentage of                Percentage of
                                                 Loans in each                Loans in each
                                     Allowance    Category to     Allowance    Category to
                                       Amount     Total Loans       Amount     Total Loans
                                    ------------ --------------  ------------ --------------
                                                     (dollars in thousands)
Residential, one to four family          $   826        43.58%        $   669        45.01%
Multifamily                                    9         0.33%              8         0.40%
Commercial and industrial real estate        560        17.84%            517        22.81%
Construction and land acquisition
    and development loans                    323        34.51%            134        27.39%
Land                                         241         2.81%            154         2.67%
Business, commercial                           8         0.26%             19         0.79%
Other                                         17         0.67%             18         0.93%
                                    ------------ --------------  ------------- -------------
     Total                               $ 1,984       100.00%        $ 1,519       100.00%
                                    ============ ==============  ============= =============

The following table contains information with respect to Severn Bancorp's allowance for loan losses for the periods indicated:

                                                                                   At or for the Year Ended
                                                                                         December 31,
                                                                                         ------------
                                                                          2001               2000               1999
                                                                          ----               ----               ----
                                                                                    (dollars in thousands)
Average loans outstanding, net                                              $ 313,798          $ 246,631          $ 203,237
                                                                   ==================  =================  =================
Total gross loans outstanding at end of period                              $ 409,844          $ 327,740          $ 254,780
                                                                   ==================  =================  =================

Allowance balance at beginning of period                                       $2,728          $   2,147          $   1,984

Provision for loan losses                                                         709                591                504
Actual charge-offs
  1-4 family residential real estate                                               74                 30                 89
  Other                                                                            10                                   263
                                                                   ------------------  -----------------  -----------------
    Total charge-offs                                                              84                 30                352
                                                                   ------------------  -----------------  -----------------
Recoveries
    Total recoveries                                                               --                 20                 11
                                                                   ------------------  -----------------  -----------------
     Net chargeoffs                                                                84                 10                341
                                                                   ------------------  -----------------  -----------------

Allowance balance at end of period                                          $   3,353          $   2,728          $   2,147
                                                                   ==================  =================  =================

Net chargeoffs as a percent of average loans                                     0.03%              0.00%              0.17%
Allowance for loan losses to total gross loans at end of period                  0.82%              0.83%              0.84%
                                                                   ==================  =================  =================


                                                                         At or for the Year Ended
                                                                               December 31,
                                                                               ------------
                                                                           1998               1997
                                                                           ----               ----
                                                                         (dollars in thousands)
Average loans outstanding, net                                              $ 176,223          $ 138,891
                                                                   ==================  =================
Total gross loans outstanding at end of period                              $ 227,317          $ 177,441
                                                                   ==================  =================

Allowance balance at beginning of period                                    $   1,519          $   1,310

Provision for loan losses                                                         552                461
Actual charge-offs
    1-4 family residential real estate                                             62                 59
    Other                                                                          35                193
                                                                   ------------------  -----------------
        Total charge-offs                                                          97                252
                                                                   ------------------  -----------------
Recoveries
        Total recoveries                                                           10                 --
                                                                   ------------------  -----------------
           Net chargeoffs                                                          87                252
                                                                   ------------------  -----------------

Allowance balance at end of period                                          $   1,984          $   1,519
                                                                   ==================  =================

Net chargeoffs as a percent of average loans                                     0.05%              0.18%
Allowance for loan losses to total gross loans at end of period                  0.87%              0.86%
                                                                   ==================  =================

INVESTMENT PORTFOLIO

     Bancorp currently invests a portion of its assets in a variety of interest earning assets and equity securities. Bancorp primarily utilizes investments in securities for liquidity management and as a method of deploying excess funding not utilized for investment in loans. As required by Statement of Financial Accounting Standard #115, Bancorp has established an investment portfolio of securities that are categorized as held to maturity or available for sale. Bancorp holds equity securities representing Federal Home Loan Bank of Atlanta stock, which is considered restricted as to its marketability.

     The following table contains information on the carrying value of Bancorp's investment portfolio at the dates indicated:

                                                                         at December 31,
                                                                 2001                 2000              1999
                                                                 ----                 ----              ----
                                                                      (dollars in thousands)
Investment Securities Available for Sale
GNMA Trust                                                    $      -              $    858          $    812
                                                     ---------------------------------------------------------
    Total Investment Securities Available for Sale                   -                   858               812
                                                     ---------------------------------------------------------
Investment Securities Held to Maturity
U.S Treasury Notes                                            $  2,001              $  2,502          $  4,508
FHLB Notes                                                       5,000                 2,997             2,499
FNMA Notes                                                           -                 3,000             2,000
FFCB Note                                                            -                 1,000             1,000
                                                     ---------------------------------------------------------
    Total Investment Securities Held to Maturity                 7,001                 9,499            10,007
                                                     ---------------------------------------------------------
Interest-bearing deposits in other banks                      $  1,059              $    290          $    166
Federal funds sold                                               3,949                                     239
Mortgage-backed securities held to maturity                        212                   279               319
FHLB stock                                                       2,500                 1,800             1,200
                                                     ---------------------------------------------------------
                                                                 7,720                 2,369             1,924
                                                     ---------------------------------------------------------
                                                              $ 14,721              $ 12,726          $ 12,743
                                                     =========================================================

Investment Scheduled Maturity Table

As of December 31, 2001
                                                                        More than One to      More than Five to
                                                One Year or Less           Five Years             Ten Years
                                              ---------------------   ---------------------  ---------------------
                                               Carrying  Average       Carrying  Average      Carrying  Average
                                                Value     Yield         Value     Yield        Value     Yield
                                                -----     -----         -----     -----        -----     -----
                                                                              (dollars in thousands)
Investment Securities Held to Maturity
U.S Treasury Notes                               $ 2,001     6.00%             -                      -
FHLB Notes                                         1,000     6.00%       $ 4,000     4.71%
FNMA Notes                                             -                       -                      -
FFCB Note                                              -                       -                      -
Interest-bearing deposits in other banks           1,059     1.53%             -                      -
Federal funds sold                                 3,949     1.63%             -                      -
Mortgage-backed securities held to maturity            -                       -                      -
FHLB stock
                                              ---------------------   ---------------------  ---------------------
Total                                            $ 8,009     3.25%       $ 4,000     4.71%            -         -
                                              =====================   =====================  =====================

As of December 31, 2001
                                               More than Ten Years       Total Investment Securities
                                               ---------------------  -----------------------------------
                                                Carrying  Average      Carrying    Average     Market
                                                 Value     Yield         Value      Yield      Value
                                                 -----     -----         -----      -----      -----
                                                                 (dollars in thousands)
Investment Securities Held to Maturity
U.S Treasury Notes                                      -                $  2,001      6.00%    $  2,051
FHLB Notes                                                                  5,000      4.96%       5,027
FNMA Notes                                              -                       -                      -
FFCB Note                                               -                       -                      -
Interest-bearing deposits in other banks                -                   1,059      1.53%       1,059
Federal funds sold                                      -                   3,949      1.63%       3,949
Mortgage-backed securities held to maturity       $   212     7.12%           212      7.12%         216
FHLB stock                                          2,500     6.30%         2,500      6.30%       2,500
                                               ---------------------  -----------------------------------
Total                                             $ 2,712     6.37%      $ 14,721      4.22%    $ 14,802
                                               =====================  ===================================

     REAL ESTATE OWNED

     As of December 31, 2001, the Bank owned real estate in the amount of $312,000 as a result of foreclosure or a default under its loans. The real estate, representing two properties, is being held by a subsidiary of SBI Mortgage Company. One property is under a pending contract of sale, for $95,000, scheduled to settle in May 2002. The other property is being held for development potential.

     DEPOSITS

     The Bank offers a variety of deposit accounts having a range of interest rates and terms. The Bank's deposits principally consist of fixed-term certificates, regular savings, money market, individual retirement accounts, and NOW (checking) accounts. In addition, the Bank offers commercial checking accounts. The flow of deposits is influenced significantly by general economic conditions, the Bank's pricing policies, changes in money market and prevailing interest rates, and competition. The Bank's deposits are typically obtained from the area in which its offices are located. The Bank relies primarily on customer service and long standing relationships with customers to attract and retain these deposits. The Bank has never used brokered deposits.

     Deposits in the Bank as of December 31, 2001 and 2000 consisted of savings programs described below.

                                                    2001                              2000

         CATEGORY                            AMOUNT       PERCENT              AMOUNT      PERCENT
         --------                            ------       -------              ------      -------
         NOW Accounts                   $  13,458,798       4.68%          $  11,402,303     4.98%
         Money market accounts             61,759,483      21.53              28,007,998    12.21
         Passbooks                         21,024,223       7.33              12,641,581     5.51
         Certificates                     190,593,583      66.43             177,169,119    77.26
                                        -------------     ------           -------------   ------
                                          286,835,087      99.97             229,221,001    99.96
         Accrued interest                      82,481        .03                  90,926      .04
                                        -------------     ------           -------------   ------

         Total savings                  $ 286,917,568     100.00%          $ 229,311,927   100.00%
                                        =============     ======           =============   ======

     The Bank held certificates of deposit totaling $190,593,582 and $177,169,113 at December 31, 2001 and 2000 respectively, maturing as follows:

                                                   2001                         2000

                                             AMOUNT     PERCENT         AMOUNT       PERCENT
                                             ------     -------         ------       -------
         One year or less               $ 139,073,988    72.97%     $ 120,232,223     67.86%
         More than 1 year to 2 years       23,138,385    12.14         33,765,454     19.06
         More than 2 years to 3 years       9,361,585     4.91          7,397,170      4.18
         More than 3 years                 19,019,625     9.98         15,774,272      8.90
                                        -------------   ------      -------------    ------
                                        $ 190,593,583   100.00%     $ 177,169,119    100.00%
                                        =============   ======      =============    ======

         The following table contains information pertaining to Certificates of Deposit held by the Bank in excess of $100,000 (Jumbo CD's) as of December 31, 2001:

                                                                        Jumbo Certificate
                         Time Remaining Until Maturity                     of Deposits
                         ----------------------------------       --------------------------------
                                                                      (dollars in thousands)
                         Less than three months                                      $ 10,756
                         3 months to 6 months                                          10,111
                         6 months to 12 months                                         10,669
                         Greater than 12 months                                        13,473
                                                                     -------------------------
                         Total                                                       $ 45,009
                                                                     =========================

     LIQUIDITY AND ASSET/LIABILITY MANAGEMENT.

     Two major objectives of asset and liability management are to maintain adequate liquidity and to control the interest sensitivity of the balance sheet.

     Liquidity is the measure of a company's ability to maintain sufficient cash flow to fund operations and to meet financial obligations to depositors and borrowers. Liquidity is provided by the ability to attract and retain deposits and by principal and interest payments on loans and maturing securities in the investment portfolio. A strong core deposit base, supplemented by other deposits of varying maturities and rates, contributes to the Bank's liquidity.

     Funds available through short-term borrowings and asset maturities are considered adequate to meet all current needs, and Management is continually monitoring the Bank's liquidity position to meet projected needs.

     Interest rate sensitivity is maintaining the ability to reprice interest earning assets and interest bearing liabilities in relationship to changes in the general level of interest rates. Management contributes interest rate sensitivity to a steady net interest margin through all phases of interest rate cycles. Management attempts to make the necessary adjustments to constrain adverse savings in net interest income resulting from interest rate movements through GAP analysis and income simulation modeling techniques.

     SHORT TERM BORROWINGS

     The Bank has an available line of credit, secured by its residential mortgage portfolio, in the amount of twenty five percent (25%) of its total assets, with the Federal Home Loan Bank of Atlanta. As of year-end the available line of credit with the Federal Home Loan Bank of Atlanta was $92,000,000. The Bank, from time to time, utilizes the line of credit when interest rates are more favorable then obtaining deposits from the public. The following table sets forth short term borrowings with the Federal Home Loan Bank of Atlanta, with original maturities of one year or less.

                                                                 Year ended December 31,
                                                             2001        2000          1999
                                                             ----        ----          ----
                                                                 (dollars in thousands)
Short term borrowings and notes  payable
     Average balance outstanding during the period        $ 21,917     $ 13,617     $ 3,250
     Maximum amount of outstanding at any                   27,000       18,000       5,000
             month-end during the period
     Weighted Average interest rate during the period         5.38%        6.34%       7.78%
     Total short term borrowings at period end              17,000       18,000       2,000
Weighted average interest rate at period end                  4.40%        6.83%       6.15%

     SEVERN CAPITAL

     The Bank formed Severn Capital in 1997. Severn Capital was created for the purpose of acquiring, holding and managing mortgage loans. Severn Capital has elected to be subject to tax as a real estate investment trust under the Internal Revenue Code and regulations promulgated thereunder. The Bank owns all of the Common Stock of Severn Capital and administers the day-to-day operations of Severn Capital for a fee. There are 200,002 shares of preferred stock of Severn Capital outstanding. Dividends on the preferred stock are payable quarterly, in an amount equal to $1.80 per annum per preferred share. The preferred stock is redeemable, at $20 per share any time after June 30, 2001, at the option of the Bank.

     HYATT REAL ESTATE

     Bancorp acquired Louis Hyatt, Inc. t/a Hyatt Real Estate ("HRE") a real estate brokerage and property management company, in June 2001. HRE is a real estate brokerage company specializing in commercial real estate sales, leasing and property management. It owns the facility within which it is located, at 1919 West Street, and is also the owner of the property known as 1919A West Street, which is leased to the Bank for its administrative offices. As of December 31, 2001 HRE had 20 licensed real estate agents and 12 employees.

     SBI MORTGAGE COMPANY

     SBI Mortgage Company ("SBI") is a subsidiary of Bancorp that engages in the origination of mortgages not suitable for the Bank. It owns subsidiary companies that have real estate holdings. As of December 31, 2001, SBI had $499,582 in outstanding mortgage loans and its subsidiary companies had $312,000 invested in the ownership of land, which it acquired as a result of foreclosures initiated by the Bank.

     PERSONNEL

     As of December 31, 2001, the Bank had 67 full time employees and six part-time employees. The employees are not represented by a collective bargaining union, and the Bank considers its relationship with its employees to be excellent.

REGULATION

     GENERAL

     Bancorp, as a savings and loan holding company, and the Bank, as a federally chartered savings association, are subject to extensive regulation by the OTS and the Federal Deposit Insurance Corporation ("FDIC"). The lending activities and other investments of the Bank must comply with various federal regulatory requirements, and the OTS periodically examines the Bank for compliance with various regulatory requirements and for safety and soundness. The FDIC also has the authority to conduct examinations. The Bank must file reports with the OTS describing its activities and financial condition and is also subject to certain reserve requirements promulgated by the Board of Governors of the Federal Reserve System. This supervision and regulation is intended primarily for the protection of depositors and the deposit insurance funds and not for the protection of stockholders of Bancorp. Certain of these regulatory requirements are referred to below or appear elsewhere herein. Neither Bancorp nor the Bank is currently subject to any regulatory order.

     RECENT LEGISLATION

     FINANCIAL SERVICES MODERNIZATION LEGISLATION. The Gramm-Leach-Bliley Act (the "Financial Services Modernization Act") became effective March 11, 2000. The Financial Services Modernization Act repeals the two affiliation provisions of the Glass-Steagall Act: Section 20, which restricted the affiliation of Federal Reserve Member Banks with firms "engaged principally" in specified securities activities; and Section 32, which restricts officer, director, or employee interlocks between a member bank and any company or person "primarily engaged" in specified securities activities. In addition, the Financial Services Modernization Act also contains provisions that expressly preempt any state law restricting the establishment of financial affiliations, primarily related to insurance. The general effect of the law is to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers by revising and expanding the Bank Holding Company Act of 1956 ("BHCA") framework to permit a holding company system to engage in a full range of financial activities through a new entity known as a "Financial Holding Company." "Financial activities" is broadly defined to include not only banking, insurance, and securities activities, but also merchant banking and additional activities that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines to be financial in nature, incidental to such financial activities, or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.

     The Financial Services Modernization Act provides that no company may acquire control of an insured savings association, unless that company engages, and continues to engage, only in the financial activities permissible for a Financial Holding Company, unless grandfathered as a unitary savings and loan holding company. The Financial Institution Modernization Act grandfathers any company that was a unitary savings and loan holding company on May 4, 1999 (or becomes a unitary savings and loan holding company pursuant to an application pending on that date). Such a company may continue to operate under laws prior to the Financial Services Modernization Act as long as the company continues to meet the two tests: it can control only one savings institution, excluding supervisory acquisitions, and each such institution must meet the Qualified Thrift Lender ("QTL") test. It further requires that a grandfathered unitary savings and loan holding company must continue to control at least one savings association, or a successor institution, that is controlled on May 4, 1999.

     The Financial Services Modernization Act also permits national banks to engage in expanded activities through the formation of financial subsidiaries. A national bank may have a subsidiary engaged in any activity authorized for national banks directly or any financial activity, except for insurance underwriting, insurance investments, real estate investment or development, or merchant banking, which may only be conducted through a subsidiary of a Financial Holding Company. Financial activities include all activities permitted under new sections of the BHCA or permitted by regulation.

     Bancorp and the Bank do not believe that the Financial Services Modernization Act will have a material adverse effect on the operations of Bancorp and the Bank in the near-term. However, to the extent that the Financial Services Modernization Act permits banks, securities firms, and insurance companies to affiliate, the financial services industry may experience further consolidation. The

Financial Services Modernization Act is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis and which unitary savings and loan holding companies already possess. Nevertheless, the Financial Services Modernization Act may have the result of increasing the amount of competition that Bancorp and the Bank face from larger institutions and other types of companies offering financial products, many of which may have substantially more financial resources than Bancorp and the Bank. In addition, because Bancorp may only be acquired by other unitary savings and loan holding companies or Financial Holding Companies, the legislation may have an anti-takeover effect by limiting the number of potential acquirers or by increasing the costs of an acquisition transaction by a bank holding company that has not made the election to be a Financial Holding Company under new legislation.

REGULATION OF BANCORP

     GENERAL. Bancorp is a savings and loan holding company as defined by the Home Owners' Loan Act, as amended (the "HOLA"). As such, Bancorp is registered with the OTS and is subject to OTS regulation, examination, supervision and reporting requirements. As a subsidiary of a savings and loan holding company, the Bank is subject to certain restrictions in its dealings with Bancorp and affiliates thereof. Bancorp also is required to file certain reports, and otherwise comply, with the rules and regulations of the SEC under the federal securities law.

     ACTIVITIES RESTRICTIONS. There are generally no restrictions on the activities of a savings and loan holding company. The broad latitude to engage in activities under current law can be restricted if the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings institution, the OTS may impose such restrictions as deemed necessary to address such risk including limiting: (i) payment of dividends by the savings institution; (ii) transactions between the savings institution and its affiliates; and (iii) any activities of the savings institution that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings institution. Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, if the savings institution subsidiary of such a holding company fails to meet the QTL test, then such unitary holding company shall also become subject to the activities restrictions applicable to multiple holding companies and, unless the savings institution requalifies as a QTL within one year thereafter, register as, and become subject to, the restrictions applicable to a bank holding company. See "Regulation of the Bank - QTL Test."

     RESTRICTIONS ON ACQUISITIONS. Savings and loan holding companies are prohibited from acquiring, without prior approval of the OTS, (i) control of any other savings institution or savings and loan holding company or substantially all the assets thereof or (ii) more than 5% of the voting shares of a savings institution or holding company thereof which is not a subsidiary. Under certain circumstances, a registered savings and loan holding company is permitted to acquire with the approval of the OTS, up to 15% of the voting shares of an undercapitalized savings institution pursuant to a "qualified stock issuance" without that savings institution being deemed controlled by the holding company. In order for the shares acquired to constitute a "qualified stock issuance," the shares must consist of previously unissued stock or treasury shares, the shares must be acquired for cash, the savings and loan holding company's other subsidiaries must have tangible capital of at least 6-1/2% of total assets, there must not be more than one common director or officer between the savings and loan holding company and the issuing savings institution, and transactions between the savings institution and the savings and loan holding company and any of its affiliates must conform to Sections 23A and 23B of the Federal Reserve Act. Except with the prior approval of the OTS, no director or officer of a savings and loan holding company or person owning by proxy or otherwise more than 25% of such company's stock, may also acquire control of any savings institution, other than a subsidiary savings institution, or of any other savings and loan holding company.

REGULATION OF THE BANK

     FEDERAL HOME LOAN BANK SYSTEM. The Bank is a member of the Federal Home Loan Bank ("FHLB") System, which consists of 12 district Federal Home Loan Banks subject to supervision and regulation by the Federal Housing Finance Board ("FHFB"). The FHLB provides a central credit facility primarily for member institutions. As a member of the FHLB of Atlanta, the Bank is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount at least equal to 1% of the aggregate unpaid principal of its home mortgage loans, home purchase contracts, and similar obligations at the beginning of each year, or 1/20 of its advances (I.E., borrowings) from the FHLB of Atlanta, whichever is greater. The Bank was in compliance with this requirement with an investment in FHLB of Atlanta stock at December 31, 2001 of $2,500,000.

     The FHLB of Atlanta serves as a reserve or central bank for its member institutions within its assigned district. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes advances to members secured by certain prescribed collateral in accordance with policies and procedures established by the FHLB and the Board of Directors of the FHLB of Atlanta. Long-term advances may only be made for the purpose of providing funds for residential housing finance. Members must meet standards of community investment or service established by the FHLB of Atlanta in order to maintain continued access to long-term advances. As of December 31, 2001, the Bank had advances totaling $42,000,000 outstanding.

     QTL TEST. Savings institutions must meet a QTL test, which test may be met either by maintaining a specified level of assets in qualified thrift investments as specified in HOLA or by meeting the definition of a "domestic building and loan association" in section 7701 of the Internal Revenue Code of 1986, as amended (the "Code"). If the Bank maintains an appropriate level of certain specified investments (primarily residential mortgages and related investments, including certain mortgage-related securities) and otherwise qualifies as a QTL or a domestic building and loan association, it will continue to enjoy full borrowing privileges from the FHLB. The required percentage of investments under HOLA is 65% of assets while the Code requires investments of 60% of assets. An association must be in compliance with the QTL test or definition of domestic building and loan association on a monthly basis in nine out of every 12 months. Associations that fail to meet the QTL test will generally be prohibited from engaging in any activity not permitted for both a national bank and a savings association. As of December 31, 2001, the Bank was in compliance with its QTL requirements and met the definition of a domestic building and loan association.

     BRANCHING. Subject to certain limitations, the HOLA and the OTS regulations currently permit federally chartered savings institutions such as the Bank to establish branches in any state of the United States. Federal savings associations with branches in more than one state must satisfy either the QTL or the DBLA test on a state-by-state basis. The authority for a federal savings institution to establish an interstate branch network would facilitate a geographic diversification of the institution's activities. This authority under the HOLA and the OTS regulations preempts any state law purporting to regulate branching by federal savings institutions.

     REGULATORY CAPITAL REQUIREMENTS. Under OTS capital regulations, savings institutions must maintain "tangible" capital equal to 1.5% of adjusted total assets, "core" capital equal to 3% of adjusted total assets and "total" capital (a combination of core and "supplementary" capital) equal to 8% of the risk-weighted assets. In addition, OTS regulations which impose certain restrictions on savings associations that have a total risk-based capital ratio that is less than 8.0%, a ratio of Tier 1 capital to risk-weighted assets of less than 4.0% or a ratio of Tier 1 capital to adjusted total assets of less than 4.0% (or 3.0% if the institution is rated Composite 1 under the OTS examination rating system).

     The OTS has adopted an amendment to its risk-based capital requirements that requires savings institutions with more than a "normal" level of interest rate risk to maintain additional total capital (the OTS is delaying implementation of this requirement). A savings institution's interest rate risk will be measured in terms of the sensitivity of its "net portfolio value" to changes in interest rates. Net portfolio value is defined, generally, as the present value of expected cash inflows from existing assets and off-balance sheet contracts less the present value of expected cash outflows from existing liabilities. A savings institution will be considered to have a "normal" level of interest rate risk exposure if the decline in its net portfolio value after an immediate 200 basis point increase or decrease in market interest rates (whichever results in the greater decline) is less than 2% of the current estimated economic value of its assets. A savings institution with a greater than normal interest rate risk will be required to deduct from total capital, for purposes of calculating its risk-based capital requirement, an amount (the "interest rate risk component") equal to one-half the difference between the institution's measured interest rate risk and the normal level of interest rate risk, multiplied by the economic value of its total assets.

     On December 1, 1998, the OTS issued Thrift Bulletin 13a ("TB 13a"), which replaced previous thrift bulletins and certain other guidance on interest rate risk to assist institutions in interpreting the rules governing interest rate risk. TB 13a sets forth a definition and sources of interest rate risk and directs the Board of Directors of a savings association to set interest rate risk limits for the savings association and to adopt a system for measuring interest rate risk. TB 13a also describes certain due diligence management should undertake before taking a position in investment securities or financial derivatives, requires certain record-keeping of such investment, and states that the savings association's activities in this area will be subject to assessment by examiners. TB 13a discusses the two elements to an examiner's assessment of interest rate risk: the level of market risk as measured by a net portfolio value model, and the quality of the savings association's practices for managing interest rate risk. In the event the OTS believes supervisory action is required to address interest rate risk at a savings association, TB 13a outlines the range of agency responses, from written plans from the board to reduce risk to formal enforcement action, including supervisory agreements or cease and desist orders.

     The OTS will calculate the sensitivity of a savings institution's net portfolio value based on data submitted by the institution in a schedule to its quarterly Thrift Financial Report and using the interest rate risk measurement model adopted by the OTS. The amount of interest rate risk component, if any, to be deducted from a savings institution's total capital will be based on the institution's Thrift Financial Report filed two quarters earlier. In general, savings institutions with less than $300 million in assets and a risk-based capital ratio above 12% are exempt from this interest rate risk component unless the OTS terminates such exemption. Although the Bank qualifies for the exemption, management believes that based on current financial data, the Bank would not be deemed to have more than a normal level of interest rate risk.

     In addition to generally applicable capital standards for savings institutions, the Director of the OTS is authorized to establish the minimum level of capital for a savings institution at such amount or at such ratio of capital-to-assets as the Director determines to be necessary or appropriate for such institution in light of the particular circumstances of the institution. The Director of OTS may treat the failure of any savings institution to maintain capital at or above such level as an unsafe or unsound practice and may issue a directive requiring any savings institution which fails to maintain capital at or above the minimum level required by the Director to submit and adhere to a plan for increasing capital. Such a directive may be enforced in the same manner as an order issued by the OTS.

     INSURANCE OF DEPOSIT ACCOUNTS. The Bank's deposit accounts are insured by the Savings Association Insurance Fund ("SAIF") to the maximum amount permitted by law. Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC or the institution's primary regulator.

     The FDIC charges an annual assessment for the insurance of deposits based on the risk a particular institution poses to its deposit insurance fund. Under this system as of September 30, 2001, SAIF members paid within a range of 0 cents to 23 cents per $100 of domestic deposits, depending upon the institution's risk classification. This risk classification is based on an institution's capital group and supervisory subgroup assignment. Pursuant to the Economic Growth and Paperwork Reduction Act of 1996 (the "Act"), the Bank pays, in addition to its normal deposit insurance premium as a member of the SAIF an amount equal to approximately 6.4 basis points toward the retirement of the Financing Corporation bonds ("Fico Bonds") issued in the 1980s to assist in the recovery of the savings and loan industry. Members of the Bank Insurance Fund ("BIF"), by contrast, pay in addition to their normal deposit insurance premium, approximately 1.3 basis points. Under the Act, the FDIC also is not permitted to establish SAIF assessment rates that are lower than comparable BIF assessment rates. Effective January 1, 2000, the rate paid to retire the Fico Bonds will be equal for members of the BIF and the SAIF. The Act also provided for the merging of the BIF and the SAIF by January 1, 1999, provided there were no financial institutions still chartered as savings associations at that time. Although legislation to eliminate the savings association charter had been proposed at January 1, 1999, financial institutions such as the Bank were still chartered as savings associations.

     FEDERAL RESERVE SYSTEM. Pursuant to regulations of the Federal Reserve Board, a savings institution must maintain average daily reserves equal to 3% on the first $54.0 million of transaction accounts, plus 10% on the remainder. This percentage is subject to adjustment by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a non-interest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution's interest-earning assets. As of December 31, 2001, the Bank met its reserve requirements.

     DIVIDEND AND OTHER CAPITAL DISTRIBUTION LIMITATIONS. The OTS imposes various restrictions or requirements on the ability of savings institutions to make capital distributions, including cash dividends. A savings institution that is a subsidiary of a savings and loan holding company, such as the Bank, must file an application or a notice with the OTS at 30 days before making a capital distribution. Savings institutions are not required to file an application for permission to make a capital distribution and need only file a notice if the following conditions are met: (1) they are eligible for the expedited treatment under OTS regulations; (2) they would remain adequately capitalized after the distribution; (3) the annual amount of the capital distribution does not exceed net income for that year to date added to retained net income for the two preceding years; and (4) the capital distribution would not violate any agreements between the OTS and the savings institution or any OTS regulations. Any other situation would require an application to the OTS.

     In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that the distribution would constitute an unsafe or unsound practice. A federal savings institution is prohibited from making a capital distribution if, after making the distribution, the savings institution would be unable to meet any one of its minimum regulatory capital requirements. Savings institutions cannot distribute regulatory capital that is needed for its liquidation account.

     AFFILIATE RESTRICTIONS. Transactions between a savings association and its "affiliates" are subject to quantitative and qualitative restrictions under Sections 23A and 23B of the Federal Reserve Act. Affiliates of a savings association include, among other entities, the savings association's holding company and companies that are under common control with the savings association.

     In general, Sections 23A and 23B and OTS regulations issued in connection therewith limit the extent to which a savings association or its subsidiaries may engage in certain "covered transactions" with affiliates to an amount equal to 10% of the association's capital and surplus, in the case of covered transactions with any one affiliate, and to an amount equal to 20% of such capital and surplus, in the case of covered transactions with all affiliates. In addition, a savings association and its subsidiaries may engage in covered transactions and certain other transactions only on terms and under circumstances that are substantially the same, or at least as favorable to the savings association or its subsidiary, as those prevailing at the time for comparable transactions with nonaffiliated companies. A "covered transaction" is defined to include a loan or extension of credit to an affiliate; a purchase of investment securities issued by an affiliate; a purchase of assets from an affiliate, with certain exceptions; the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any party; or the issuance of a guarantee, acceptance, or letter of credit on behalf of an affiliate.

     In addition, under the OTS regulations, a savings association may not make a loan or extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for bank holding companies; a savings association may not purchase or invest in securities of an affiliate other than shares of a subsidiary; a savings association and its subsidiaries may not purchase a low-quality asset from an affiliate; and covered transactions and certain other transactions between a savings association or its subsidiaries and an affiliate must be on terms and conditions that are consistent with safe and sound banking practices. With certain exceptions, each loan or extension of credit by a savings association to an affiliate must be secured by collateral with a market value ranging from 100% to 130% (depending on the type of collateral) of the amount of the loan or extension of credit.

     The OTS regulation generally excludes all non-bank and non-savings association subsidiaries of savings associations from treatment as affiliates, except to the extent that the OTS or the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") decides to treat such subsidiaries as affiliates. The regulation also requires savings associations to make and retain records that reflect affiliate transactions in reasonable detail, and provides that certain classes of savings associations may be required to give the OTS prior notice of affiliate transactions.

     STANDARDS FOR SAFETY AND SOUNDNESS. Under applicable regulatory requirements, the Bank is required to prescribe standards, by regulation or guideline, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, operational and managerial standards as the agencies deem appropriate. The OTS and the federal bank regulatory agencies adopted, effective August 9, 1995, a set of guidelines prescribing safety and soundness standards pursuant to the statute. The safety and soundness guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks associated with each aspect of an institution's operations. The guidelines also prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal stockholder.

     In addition, on August 27, 1996, the OTS and the federal bank regulatory agencies added guidelines for asset quality and earnings standards. Under the standards, a savings institution would be required to maintain systems, commensurate with its size and the nature and scope of its operations, to identify problem assets and prevent deterioration in those assets as well as to evaluate and monitor earnings and ensure that earnings are sufficient to maintain adequate capital and reserves.

     PROMPT CORRECTIVE ACTION. The prompt corrective action regulation of the OTS requires certain mandatory actions and authorizes certain other discretionary actions to be taken by the OTS against a savings bank that falls within certain undercapitalized capital categories specified in the regulation.

     The regulation establishes five categories of capital classification: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Under the regulation, the risk-based capital, leverage capital, and tangible capital ratios are used to determine an institution's capital classification. At December 31, 2001 the Bank met the capital requirements of "well capitalized" institutions under applicable OTS regulations.

     In general, the prompt corrective action regulation prohibits an insured depository institution from declaring any dividends, making any other capital distribution, or paying a management fee to a controlling person if, following the distribution or payment, the institution would be within any of the three undercapitalized categories. In addition, adequately capitalized institutions may accept brokered deposits only with a waiver from the FDIC and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew, or roll-over brokered deposits.

     If the OTS determines that an institution is in unsafe or unsound condition, or if the institution is deemed to be engaging in an unsafe and unsound practice, the OTS may, if the institution is well capitalized, reclassify it as adequately capitalized; if the institution is adequately capitalized but not well capitalized, require it to comply with restrictions applicable to undercapitalized institutions; and if, the institution is undercapitalized, require it to comply with certain restrictions applicable to significantly undercapitalized institutions.

     REAL ESTATE LENDING STANDARDS. Under joint regulations of the federal banking agencies, including the OTS, savings institutions must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards, including loan-to-value limits that are clear and measurable, loan administration procedures and documentation, approval and reporting requirements. An institution's real estate lending policy must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies (the "Interagency Guidelines") that have been adopted by the federal banking agencies. The Interagency Guidelines, among other things, call upon depository institutions to establish internal loan-to-value limits specified in the Interagency Guidelines for the various types of real estate loans. The Interagency Guidelines state that it may be appropriate in individual cases to originate or purchase loans with loan-to-value ratios in excess of the supervisory loan-to-value limits not exceeding those specified, but require that the aggregate amount of loans with loan-to-value ratios in excess of certain specified levels may not exceed the amount of the savings association's total capital. (Amounts in excess of core capital must be deducted on a dollar-for-dollar basis from this capital).

     FEDERAL CONSUMER CREDIT AND NON-DISCRIMINATION LEGISLATION. The Bank's mortgage lending activities are subject to the provisions of various federal and state statutes, including, among others, the Truth in Lending Act, the Equal Credit Opportunity Act, the Real Estate Settlement Act, the Fair Housing Act and the regulations promulgated thereunder. These statutes and regulations, among other things, prohibit discrimination on the basis of race, gender or other designated characteristics, prohibit unfair and deceptive trade practices, require the disclosure of certain basic information to mortgage borrowers concerning credit terms and settlement costs, and disclosure of certain basic information to mortgage borrowers concerning credit terms and settlement costs, and otherwise regulate terms and conditions of credit and the procedures by which credit is offered and administered. Each of the foregoing statutes provides for various administrative, civil and, in limited circumstances, criminal enforcement procedures, and violations thereof may also lead to class actions seeking actual and/or punitive damages.

     COMMUNITY REINVESTMENT ACT AND FAIR LENDING DEVELOPMENTS. The Bank is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act ("CRA") activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of its local communities, including low- and moderate-income neighborhoods. A savings association may be subject to substantial penalties and corrective measures for a violation of certain fair lending laws. The federal banking agencies may take compliance with such laws and CRA obligations into account when regulating and supervising other activities.

     A savings association's compliance with its CRA obligations is based on a performance-based evaluation system that bases CRA ratings on an institution's lending service and investment performance. When a holding company applies for approval to acquire another financial institution or financial institution holding company, the OTS will review the assessment of each subsidiary savings association of the applicant; and such records may be the basis for denying the application. As of the latest CRA Examinations, the Bank received a rating of "superior" in complying with its CRA obligations.

ITEM 2. FINANCIAL INFORMATION

     SELECTED FINANCIAL DATA

     The following financial information is presented from the audited financial statements of Bancorp. The information is a summary and should be read in conjunction with Management's Discussions and Analysis of Financial Condition and Results of Operations appearing in Item 303 below.

                          [see table on following page]

     SUMMARY FINANCIAL AND OTHER DATA

                                                                                     at December 31,
                                                               2001          2000          1999         1998          1997
                                                               ----          ----          ----         ----          ----
                                                              (dollars in thousands, except per share information)
Balance Sheet Data
Total assets                                             $  366,890    $  293,230    $  233,724   $  220,417    $  174,801
Cash and cash equivalents                                     3,949         1,007         2,430       12,896         4,537
Total loans, net                                            342,641       274,652       214,066      192,572       155,994
Securities available for sale                                     -           858           812          891           888
Mortgage backed securities and securities
    held to maturity                                          7,213         9,779        10,326        8,455         8,120

Nonperforming loans                                           2,101         1,178           925        2,741         1,803
Real estate acquired through foreclosure                        312           312           672          104           315
Total nonperforming assets                                    2,413         1,490         1,597        2,845         2,118

Deposits                                                    286,918       229,312       186,204      175,341       142,101
Short-term borrowings                                        17,000        18,000         2,000        6,000        12,000
Notes payable                                                25,000        16,000        22,000       18,000         2,000
Total liabilities                                           332,059       268,009       211,743      200,849       157,272

Stockholders equity                                          34,831        25,221        21,981       19,567        17,529
Common shares outstanding *                               4,057,092     3,239,316     3,234,492    3,229,086     2,291,292
Book value per common shares *                                 7.60          6.58          5.59         4.85          4.67

Other Data:
Number of:
   Full service retail banking facilities                         2             2             2            2             2
   Full-time equivalent employees                                67            66            63           63            63

* Retroactively adjusted to reflect three-for-one stock split declared February 19, 2002

SUMMARY OF OPERATIONS

                                                                        For the Year Ended December 31,
                                                          2001          2000         1999          1998          1997
                                                          ----          ----         ----          ----          ----
                                                              (dollars in thousands, except share data)
Interest and dividend income                          $ 29,489      $ 24,271     $ 20,047      $ 17,927      $ 14,435
Interest expense                                        16,094        13,387       10,523         9,399         7,394
                                                ----------------------------------------------------------------------
Net interest income                                     13,395        10,884        9,524         8,528         7,041
Provision for loan losses                                  708           591          504           552           461
                                                ----------------------------------------------------------------------
Net interest income after provision for loan
  losses                                                12,687        10,293        9,020         7,976         6,580
Noninterest income                                       2,570         1,439        1,586         1,607         1,102
Noninterest expense                                      6,588         5,348        5,477         5,433         4,222
                                                ----------------------------------------------------------------------
Earnings before income tax provision                     8,669         6,384        5,129         4,150         3,460
Provision for income taxes                               3,413         2,439        2,002         1,612         1,209
                                                ----------------------------------------------------------------------
Net income                                               5,256         3,945        3,127         2,538         2,251
                                                ======================================================================

Per Share Data:
Basic earnings per share *                                1.38          1.15         0.90          0.72          0.79
Diluted earnings per share *                              1.37          1.12         0.84          0.70          0.70
Weighted number of shares outstanding basic *        3,647,451     3,237,888    3,230,940     3,226,545     2,280,036
Weighted number of shares outstanding diluted *      3,683,346     3,330,915    3,450,831     3,316,992     3,214,830

* Retroactively adjusted to reflect three-for one stock split declared February 19, 2002.

KEY OPERATING RATIOS

                                                                       For the Year Ended December 31,
                                                     2001            2000           1999           1998            1997
                                                     ----            ----           ----           ----            ----
                                                                     (dollars in thousands)
Performance Ratios:
Return on average assets                            1.55%           1.47%          1.38%          1.30%           1.44%
Return on average equity                           17.55%          16.73%         14.91%         13.69%          15.03%
Net interest margin                                 4.05%           4.17%          4.34%          4.50%           4.68%
Interest rate spread                                3.65%           3.75%          3.94%          4.09%           4.31%
Noninterest expense to average assets               1.95%           2.00%          2.43%          2.78%           2.70%
Efficiency ratio                                   41.27%          43.40%         49.30%         53.61%          51.85%

Asset Quality Ratios:
Equity to Assets                                    9.49%           8.60%          9.40%          8.88%          10.03%
Nonperforming assets to total assets
    at end of period                                0.66%           0.51%          0.68%          1.29%           1.21%
Nonperforming loans to total gross
    loans at end of period                          0.52%           0.36%          0.37%          1.24%           1.04%
Allowance for loan losses to total
     gross loans at end of period                   0.82%           0.83%          0.84%          0.87%           0.86%
Allowance for loan losses to
     nonperforming loans at end of period         159.59%         231.58%        232.11%         72.38%          84.25%

Mortgage Origination and Servicing Data:
Mortgage loans originated or purchased           342,915         213,614        180,782        177,979         117,910
Mortgage loans sold                               60,302          36,869         37,706         44,211          25,868
Mortgage loans serviced for others                17,376          21,648         23,186         23,425          23,101
Capitalized value of mortgage
    servicing rights                                  26              33             39             49              52

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     In addition to the historical information contained herein the following discussion contains forward-looking statements that involve risks and uncertainties. Bancorp's operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences are discussed herein but also include changes in the economy and interest rates in the nation and Bancorp's general market area. The forward-looking statements contained herein include, but are not limited to, those with respect to the following matters:

1.  Management's determination of the amount of loan loss allowance;
2.  The effect of changes in interest rates; and
3.  Changes in deposit insurance premiums.

     FINANCIAL CONDITION

          At December 31, 2001 total assets were $366,890,000 compared to $293,230,000 at December 31, 2000 which represents an increase of $73,660,000 or 25.1%. Management is committed to growing the balance sheet with quality assets that provide appropriate yields. The following is a discussion of the significant fluctuations between the December 31, 2001 and 2000 balance sheets.

     LOANS

          LOANS HELD FOR SALE

     At December 31, 2001 loans held for sale was $7,499,000 compared to $4,169,000 at December 31, 2000. This increase of $3,330,000 or 79.9% was caused by an increase in loan production that was intended to be sold to investors.

          LOANS RECEIVABLE

     Total net portfolio loans were $335,142,000 at December 31, 2001, an increase of $64,659,000 or 23.9% from $270,483,000 at December 31, 2000. This increase resulted primarily from increases in loan demand, including permanent residential mortgage loans, residential construction mortgages and commercial mortgages.

     LIABILITIES

          DEPOSITS

     Total deposits were $286,918,000 at December 31, 2001 compared to $229,312,000 at December 31, 2000 which represents an increase of $57,606,000 or 25.1%. The increase was due to the attempt to generate new deposits to fund loan growth. Money Market accounts increased from $28,008,000 to $61,759,000 representing an increase of $33,751,00 or 12.1%. The increase was a result of the implementation of a plan by the Bank to maintain its short term assets, primarily construction loans, to short term liabilities.

          FHLB ADVANCES

     FHLB advances were $42,000,000 at December 31, 2001 compared to $34,000,000 at December 31, 2000. This increase of $8,000,000 or 23.5% was due to the need to obtain additional funding to support the growth of the Bank's loan portfolio.

          STOCKHOLDERS' EQUITY

     Total stockholders' equity was $34,831,000 as of December 31, 2001 which compared to $25,221,000 as of December 31, 2000. This is an increase of $9,610,000 or 38.1%. The increase in stockholders' equity resulted from earnings, from the exercise of outstanding warrants to purchase Bancorp shares in the amount of $3,393,000 in 2001 and the acquisition of HRE which was accomplished via a stock exchange valued at $1,600,000.

PREMISES AND EQUIPMENT

     There was a substantial increase in Premises and Equipment from 2000 to 2001 because in 2001 the Bank purchased its prospective headquarters location at West Gate Circle in Annapolis for approximately $1,000,000; it purchased its Glen Burnie branch facility for $787,500, and it acquired Louis Hyatt, Inc., t/a Hyatt Real Estate, a company owning approximately $1.4 million of real estate.

COMPARISON OF RESULTS OF OPERATION FOR THE YEARS ENDED DECEMBER 31, 2001 AND
2000.

     GENERAL.

     Bancorp's net income for the year ended December 31, 2001 was $5,256,000 or $1.37 per share, diluted, compared to $3,945,000 or $1.12 per share, diluted, for the year ended December 31, 2000. The increase of $1,311,000 or 33.2% was primarily the result of increases in loan origination volume and the increase in interest income.

     NET INTEREST INCOME

     Net interest income (interest earned net of interest charges) totaled $13,395,000 for the year ended December 31, 2001, as compared to $10,284,000 for the year ended December 31, 2000, or an increase of $3,111,000 or 30.3%. The change was primarily due to growth in the loan portfolio. The net interest margin decreased to 4.05% at December 31, 2001 from 4.17% at December 31, 2000. The Bank's net interest margin has decreased slightly over the last three years because interest rates earned on the Bank's assets have fallen faster than its cost of funds. This is due, in part, to the need for the Bank to offer competitive rates on its loan products. The Bank's liabilities have re-priced less quickly then its assets because during this period there have been large amounts of refinancings while the Bank has relied upon fixed term certificates of deposit to fund its lending activities. The net interest margin has increased since the end of 2001.

     PROVISION FOR LOAN LOSSES

     Bancorp's loan portfolio is subject to varying degrees of credit risk and an allowance for loan losses is maintained to absorb losses inherent in its loan portfolio. Credit risk includes, but is not limited to, the potential for borrower default and the failure of collateral to be worth what Bancorp determined it was worth at the time of the granting of the loan. The Bank monitors its loan portfolio at least as often as quarterly and its loan delinquencies at least as often as monthly. All loans that are delinquent and all loans within the various categories of the Bank's portfolio as a group are tabulated. The Bank's Board, with the advice and recommendation of the Bank's delinquency committee, estimates an allowance to be set aside for loan losses. Included in determining the calculation are such factors as the inherent risk contained within the portfolio after considering the state of the general economy, economic trends, consideration of particular risks inherent in different kinds of lending and consideration of known information that may affect loan collectibility. An increase in the loan loss provision from the beginning of the period to the end of a period would have come about after an analysis of the aforementioned factors and applying that rationale to the total portfolio.

The greater the construction, commercial and higher loan-to-value loans that are contained in the portfolio, the greater will be the allowance for loan losses. Changes in estimation methods may take place based upon the status of the economy and the estimate of the value of collateral and, as a result, the allowance may increase or decrease. The Bank believes that some portions of its loan portfolio have greater actual risk and, in other areas, there is greater inherent risk. The loan loss allowance has increased when the Board believes trends are negative and contributions to the allowance have decreased when trends are more positive. Management believes that the allowance for loan losses is adequate.

     During the year ended December 31, 2001, the provision for loan losses was $709,000 compared to $591,000 for the year ended December 31, 2000. This increase of $118,000 or 19.9%, was a result of increases in loans contained in the loan portfolio that Management determined contained a greater inherent risk than in the prior year, and as a result of an increase in nonperforming loans as of December 31, 2001 compared to December 31, 2000. As of December 31, 2001 the allowance for loan losses was $3,353,000 compared to $2,728,000 as of December 31, 2000 which is an increase of $625,000 or 22.9%.

     OTHER INCOME AND NON INTEREST EXPENSE

     Gain on sale of loans was $983,000 for the year ended December 31, 2001 compared to $610,000 for the year ended December 31, 2000. The increase of $373,000 or 61.1% was a result of increased loan originations primarily from a lower interest rate environment which resulted in significant residential mortgage loan refinancings. Should loan originations decrease in the future, gain on sale of loans will also likely decrease. Loan originations may decrease as a result of greater competition, increases in general interest rates or a loss of personnel experienced in loan origination. A reduction in loan originations will also cause a reduction in mortgage processing fees.

     Real estate commissions and real estate management fees for the year ended December 31, 2001 were $499,000 and $213,000, respectively. These were earned as a result of the acquisition of HRE in 2001.

     Mortgage processing and servicing fees for the year ended December 31, 2001 were $607,000 compared to $384,000 for the year ended December 31, 2000. This increase of $223,000 or 58.1% was a result of increase in loan originations.

     Compensation and related expenses totaled $4,572,000 for the year ended December 31, 2001 compared to $3,552,000 for the year ended December 31, 2000, or an increase of $1,020,000 or 28.7%. The increase during 2001 was primarily attributable to the increase in operations and staffing and compensation levels of the Bank caused by the increase in loan production.

     Other non-interest expense totaled $1,520,000 for the year ended December 31, 2001 compared to $1,337,000 for the year ended December 31, 2000 or an increase of $183,000 or 13.7%. Other non-interest expense consists primarily of office and computer supplies, mail expenses, telephone and other expenses. The increase during 2001 was primarily attributable to the increase in operations caused by an increase in loan production.

     Income taxes for the year ended December 31, 2001 were $3,413,000 compared to $2,439,000 for the year ended December 31, 2000. This increase of $974,000 or 39.9% was a result of an increase in income before income tax provision to $8,669,000 for the year ended December 31, 2001 compared to $6,384,000 for the year ended December 31, 2000, being an increase of $2,285,000 or 35.8%. The effective tax rate for the years ended December 31, 2001 and 2000 were 39.37% and 38.2%, respectively.

     LIQUIDITY AND CAPITAL RESOURCES.

     Bancorp's liquidity is determined by its ability to raise funds through loan payments, maturing investments, deposits, borrowed funds, capital, or the sale of loans. Based on the internal and external sources available, Bancorp's liquidity position exceeded anticipated short-term and long-term needs at December 31, 2001. Core deposits, considered to be stable funding sources and defined to include all deposits except time deposits of $100,000 or more, equaled 84.3% of total deposits at December 31, 2001. The Bank's experience is that a substantial portion of certificates of deposit will renew at time of maturity and will remain on deposit with the bank. Additionally, loan payments, maturities, deposit growth and earnings contribute a flow of funds available to meet liquidity requirements.

     In addition to its ability to generate deposits, Bancorp has external sources of funds which may be drawn upon, when desired. The primary source of external liquidity is an available line of credit equal to 25% of the Bank's assets with the Federal Home Loan Bank of Atlanta. The available line of credit with the Federal Home Loan Bank of Atlanta was $92,000,000 at December 31, 2001, of which $42,000,000 was outstanding at that time.

     In assessing its liquidity the management of Bancorp considers operating requirements, anticipated deposit flows, expected funding of loans, deposit maturities and borrowing availability, so that sufficient funds may be available on short notice to meet obligations as they arise so that Bancorp may take advantage of business opportunities. As of December 31, 2001 Bancorp had $788,000 outstanding in loan commitments which Bancorp expects to fund from the sources of liquidity described above. This amount does not include undisbursed lines of credit, home equity loans and standby letters of credit, in the aggregate amount of $24,000,000, which Bancorp anticipates it will be able to fund, if required, from these liquidity sources in the regular course of business.

     In addition to the foregoing, the payment of dividends is a use of cash and the proceeds from the exercise of stock options and warrants is a source of cash. Neither of these is expected to have a material effect on liquidity.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

     GENERAL.

     Bancorp's net income for the year ended December 31, 2000 was $3,945,000 or $1.12 per share, diluted, compared to $3,127,000 or $.84 per share, diluted, for the year ended December 31, 1999. The increase of $818,000 or 26.2% was primarily the result of increases in loan origination volume as a result of refinancing demand, the reduction in overall non-interest expense and an increase in interest income.

     NET INTEREST INCOME

     Net interest income (interest earned net of interest charges) totaled $10,884,000 for the year ended December 31, 2000, as compared to $9,524,000 for the year ended December 31, 1999, or an increase of $1,360,000 or 14.3%. The change was primarily due to an increase in the loan portfolio. The net interest margin was 4.17% at December 31, 2000 and 4.34% at December 31, 1999.

     PROVISION FOR LOAN LOSSES

     The provision for loan losses is charged to earnings to bring the allowance for loan losses to a level deemed appropriate by management. During the year ended December 31, 2000 the provision for loan losses was $591,000 compared to $504,000 for the year ended December 31, 1999. This increase of $87,000 or 17.3% was a result of maintaining an allowance that reflected the inherent risk in the overall loan portfolio. As of December 31, 2000 the total allowance for loan losses was $2,728,000 compared to $2,147,000 as of December 31, 1999 which was an increase of $581,000 or 21.3%.

     OTHER INCOME AND NON INTEREST EXPENSE

     Gain on sale of loans was $610,000 for the year ended December 31, 2000 compared to $679,000 for the year ended December 31, 1999. The decrease of $69,000 or 10.2% was a result of fewer loan originations intended for sale in the secondary market.

     Mortgage processing and servicing fees for the year ended December 31, 2000 were $384,000 compared to $460,000 for the year ended December 31, 1999. This decrease of $76,000 or 16.5% was a result of a decrease in loans originated for secondary market sale.

     Compensation and related expenses totaled $3,552,000 for the year ended December 31, 2000 compared to $3,557,000 for the year ended December 31, 1999, or a decrease of $5,000 or .1%. The minor decrease during 2000 was primarily attributable to staffing and compensation levels of the Bank remaining approximately the same in both years.

     For the year ended December 31, 2000 net expense of foreclosed real estate was $15,000, compared to $221,000 for the year ended December 31, 1999. This was a decrease of 93%, as a result of several properties acquired by the Bank being sold at losses in 1999.

     Other non-interest expense totaled $1,337,000 for the year ended December 31, 2000 compared to $1,233,000 for the year ended December 31, 1999 or an increase of $104,000 or 8.4%. Other non-interest expense consists primarily of office and computer supplies, mail expenses, telephone and other expenses. The increase during 2000 was primarily attributable to the increase in operations caused by comparable levels of loan production in the two years.

               Income taxes for the year ended December 31, 2000 were $2,439,000 compared to $2,002,000 for the year ended December 31, 1999. This increase of $437,000 or 21.8% was a result of an increase in income before income tax provision to $6,384,000 for the year ended December 31, 2000 compared to $5,129,000 for the year ended December 31, 1999 being an increase of $1,255,000 or 24.5%. The effective tax rate for the years ended December 31, 2000 and 1999 were 38.2% and 39.03%, respectively.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     QUALITATIVE INFORMATION ABOUT MARKET RISK

     The principal objective of Bancorp's interest rate risk management is to evaluate the interest rate risk included in balance sheet accounts, determine the level of risks appropriate given Bancorp's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with Bancorp's interest rate risk management policy. Through this management, Bancorp seeks to reduce the vulnerability of its operations to changes in interest rates. The Board of Directors of Bancorp is responsible for reviewing assets/liability policies and interest rate risk position. The Board of Directors reviews the interest rate risk position on a quarterly basis. In connection with this review, the Board of Directors evaluates Bancorp's business activities and strategies, the effect of those strategies on Bancorp's net interest margin and the effect that changes in interest rates will have on Bancorp's loan portfolio. Continuous movement of interest rates is certain, however, the extent and timing of these movements is not always predictable. Any movements in interest rates has an effect on Bancorp's profitability. Bancorp faces the risk that rising interest rates could cause the cost of interest bearing liabilities, such as deposits and borrowings, to rise faster than the yield on interest earning assets, such as loans and investments. Bancorp's interest rate spread and interest rate margin may be negatively impacted in a declining interest rate environment even though Bancorp generally borrows at short term interest rates and lends at longer term interest rates. This is because loans and other interest earning assets may be prepaid and replaced with lower yielding assets before the supporting interest bearing liabilities reprice downward. Bancorp's interest rate margin may also be negatively impacted in a flat or inverse-yield curve environment. Mortgage origination activity tends to increase when interest rates trend lower and decrease when interest rates rise.

     Bancorp's primary strategy to control interest rate risk is to sell substantially all long term fixed rate loans in the secondary market. To further control interest rate risk related to its loan servicing portfolio, Bancorp originates a substantial amount of construction loans which typically have terms of one year or less. The turnover in construction loan portfolio assists Bancorp in maintaining a reasonable level of interest rate risk.

     QUANTITATIVE INFORMATION ABOUT MARKET RISK

     The primary market risk facing Bancorp is interest rate risk. From an enterprise prospective, Bancorp manages this risk by striving to balance its loan origination activities with the interest rate market. Bancorp attempts to maintain a substantial portion of its loan portfolio in short term loans such as construction loans. This has proven to be an effective hedge against rapid increases in interest rates as the construction loan portfolio reprices rapidly.

     The matching of maturity or repricing of interest earning assets and interest bearing liabilities may be analyzed by examining the extent to which these assets and liabilities are interest rate sensitive and by monitoring the Bank's interest rate sensitivity gap. An interest earning asset or interest bearing liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. The difference between rate sensitive assets and rate sensitive liabilities represents the Bank's interest sensitivity gap.

     Exposure to interest rate risk is actively monitored by Bancorp's management. Its objective is to maintain a consistent level of profitability within acceptable risk tolerances across a board range of potential interest rate environments. Bancorp uses the OTS Net Portfolio Value (NPV) model to monitor its exposure to interest rate risk, which calculates changes in NPV. The following table represents Bancorp's NPV at December 31, 2001. The NPV was calculated by the OTS, based upon information provided to the OTS.

                          [see table on following page]

             INTEREST RATE SENSITIVITY OF NET PORTFOLIO VALUE (NPV)

Change                Net Portfolio Value         NPV as % of PV of Assets
In Rates          $ Amount   $ Change   % Change   NPV Ratio     Change
--------          --------   --------   --------   ---------     ------
+300 bp           30,312     -11,087    -27%       8.37%         -250 bp
+200 bp           34,639     - 6,760    -16%       9.39%         -148 bp
+100 bp           38,643     - 2,756    - 7%      10.30%         - 57 bp
   0 bp           41,399                          10.87%
-100 bp           43,765       2,366    + 6%      11.35%         + 48 bp
-200 bp               --           0      0%       0.00%            0 bp
-300 bp               --           0      0%       0.00%            0 bp

                                                     12/31/2001      09/30/2001     12/31/2000
                                                     ----------      ----------     ----------
RISK MEASURES: FOR GIVE RATE SHOCK

Pre-Shock NPV Ratio: NPV as % of PV of Assets........     10.87%         11.81%           9.80%
Post-Shock NPV Ratio.................................      9.39%         10.53%           8.13%
Sensitivity Measure: Decline in NPV Ratio............       148 bp         128 bp          167 bp

Note: Calculations of 2/15/2002 using CMR data edited 02/12/2002. CMR Report filing required. For the current reporting cycle, we have suppressed all model outputs associated with the -300 and -200 bps scenario because of the abnormally low prevailing interest rate environment.

As with any method of measuring interest rate risk, certain short comings are inherent in the methods of analysis presented above. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate loans, have features which restrict changes in interest rates on a short term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdraws from certificates would likely deviate significantly from those assumed in calculating the table.

ITEM 3. PROPERTIES.

     The Bank leases its executive offices (which also serves as a loan production office) from HRE, a wholly owned subsidiary of Bancorp. Its accounting and loan servicing office located at 1927 West Street, Annapolis, Maryland is leased under a long-term lease with a third party. The Bank owns its retail banking office located 1917 West Street, Annapolis, Maryland and owns it retail banking office at 413 Crain Highway, Glen Burnie, Maryland through a wholly owned subsidiary. Homeowner's leases space at 1923 West Street from a corporation of which Alan J. Hyatt, Bancorp's Chairman and Chief Executive Officer, is a principal, on a month-to-month basis. Currently monthly rent paid by Homeowner's Title is $2,210.

     The Bank has recently acquired approximately 44,000 square feet of land located at West Gate Circle, Annapolis, Maryland, through a wholly owned subsidiary. The Bank's intention is to construct an office building at that site for the purpose of relocating its administrative, loan production, accounting and loan servicing offices. A retail branch is expected to be located in this building. Preliminary plans have been prepared and approval of the building requires the grant of a special exception from the City of Annapolis. It is anticipated, but not guaranteed, that special exception approval will be granted by the summer of 2002, with the commencement of construction initiated by the end of 2002. Occupancy of the building is expected to take place in early 2004. The building is expected to contain approximately 75,000 square feet of leasable space of which the Bank expects to initially occupy approximately 25,000 square feet and to lease the remainder to third parties.

ITEM 4. SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following information is furnished with respect to each Executive Officer, director, and person or entity known to Bancorp to be the beneficial owner of more than five percent of the outstanding shares of Bancorp common stock and Severn Preferred Capital Corporation preferred stock as of May1, 2002. The number of shares of common stock have been adjusted for the three for one stock split. Percentages are based upon 4,090,092 shares of common stock and 200,002 shares of preferred stock outstanding as of May 1, 2002. Each of their addresses is c/o Severn Bancorp, Inc., 1919 A West Street, Annapolis, Maryland 21401.

                          [see table on following page]

                                                                                                                Percent of Preferred
Name                                         Amount and Nature Percent of      Amount and Nature of Beneficial  Stock of Severn
                                             of Beneficial     Common Stock    Ownership of  Severn Preferred   Preferred Capital
                                             Ownership                         Capital Corporation              Corporation
Alan J. Hyatt                                 1,011,861(1)     24.42%           7,500(2)                         3.75%

Melvin E. Meekins, Jr.                          184,710(3)      4.51%           3,070                            1.54%

S. Scott Kirkley                                132,552(4)      2.24%           3,100(5)                         1.55%

Louis DiPasquale, Jr.                            90,081(6)      2.20%           3,500                            1.75%

Melvin Hyatt                                     79,617(7)(8)   1.94%           1,250                                *

Ronald P. Pennington                             50,466(9)      1.23%             250                                *

T. Theodore Schultz                              16,500(10)         *             500(11)                            *

Dimitri Sfakiyanudis                             30,000             *           5,000                            2.50%

Louis Hyatt                                     431,100(12)    10.54%           4,500(13)                        2.25%

Employee Stock Ownership Plan (ESOP)            382,866(14)     9.36%              --                              --

All directors, executives officers and        2,026,887         49.3%          28,670                           14.34%
beneficial owners of more then 5% of the outstanding shares of Bancorp common stock and Severn Preferred Capital Corporation Preferred Stock as a group (10 persons and 1 entity)

----------
     (1) 577,995 such shares are owned by Mr. Hyatt and his wife. He controls 9,000 shares as custodian for his children. The ESOP holds an additional 44,091 shares for the benefit of Mr. Hyatt. The number of shares indicated includes 382,866 shares which Mr. Hyatt can vote as a trustee of the Company's ESOP.
     (2) 7,000 such shares are owned by a limited partnership of which Mr. Hyatt is the general partner.
     (3) 151,500 such shares are owned by Mr. Meekins and his wife. the ESOP holds an additional 45,888 shares for Mr. Meekins. The number of shares indicated does not include the shares which Mr. Meekins can vote as a trustee of the Company's ESOP.
     (4) 119,175 such shares are owned by Mr. Kirkley and his wife. The ESOP holds an additional 30,237 shares for Mr. Kirkley.
     (5) 100 such shares are owned Mr. Kirkley for the benefit of his children.
     (6) 61,380 such shares are owned by Mr. DiPasquale for the benefit of his children.
     (7) 16,500 such shares are owned by Mr. Hyatt and his wife.
     (8) Melvin Hyatt is the uncle of Alan J. Hyatt.
     (9) All such shares are owned by Mr. Pennington and his wife.
     (10) 7,500 such shares are owned by Mr. Schultz and his wife.
     (11) All such shares are owned by Mr. Schultz and his wife.
     (12) 21,690 such shares are owned by Mr. Hyatt and his wife.
     (13) 1,000 such shares are owned by Mr. Hyatt and his wife.
     (14) Employees cannot vote or control the stock held for their benefit in the ESOP and the number of such shares are, therefore, not included on their behalf in this chart in the number of shares held by such individual. The shares of stock in the ESOP are voted by the trustees of the plan; the trustees are Alan J. Hyatt and Melvin E. Meekins, Jr.
     * Less than 1%.

DESCRIPTION OF CHANGE IN CONTROL

     During a routine safety and soundness examination of the Bank in 2000, the OTS determined that Alan J. Hyatt, Chairman and President of Bancorp and the Bank, and certain relatives of Mr. Hyatt, were "control parties" as defined by OTS regulations. It was discovered that although Mr. Hyatt and his relatives had been control parties for many years, there had never been an application filed with the OTS for approval of this arrangement. As a result, an application for "change in control" on behalf of Mr. Hyatt and his relatives was filed with the OTS in 2001. The application was approved, having the effect of allowing Mr. Hyatt and his relatives to own up to 32.32 percent of the total issued and outstanding common shares of Bancorp, provided that the purchase of any additional shares must be consummated by April 16, 2002. Mr. Hyatt and his relatives may not purchase any additional shares of Bancorp after April 16, 2002 unless another notice of "change in control" application is filed with the OTS.

ITEM 5. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
                          DIRECTORS AND EXECUTIVE OFFICERS OF BANCORP

                                                     Term of
                                    Director         Office
Name                       Age      Since            Expires
----                       ---      -----            -------
Alan J. Hyatt              48       1978             2003
Chairman and
President

Melvin E. Meekins,         60       1983             2003
Jr., Executive Vice-
President

S. Scott Kirkley,          50       1980             2004
Senior Vice President
Secretary and Treasurer

Cecilia Lowman             58       1984             ---
Comptroller

Louis DiPasquale, Jr.      79       1946             2003

Melvin Hyatt               69       1978             2004

Ronald P. Pennington       62       1980             2002

T. Theodore Schultz        62       1986             2002

Dimitri Sfakiyanudis       59       1993             2002

     The principal occupation of each director and executive officer of Bancorp is set forth below. Unless otherwise noted, all directors have held the position described below for at least the past five years.

     ALAN J. HYATT has been Chairman of the Board and President of the Bank since 1982, having previously served as an officer and director since 1978. He is also the Chairman of the Board and President of Bancorp. Mr. Hyatt has been a partner in the law firm of Hyatt, Peters & Weber, LLP, Annapolis, Maryland since 1978 and is a real estate broker with Arundel Realty Services, LLC, Annapolis, Maryland. Mr. Hyatt spends approximately 50% of his professional time on the affairs of the Bank and the balance on his law practice.

     MELVIN E. MEEKINS, JR. joined the Bank as a Director and Executive Vice President in April 1983, and he serves in the same capacity for Bancorp. Mr. Meekins is the Bank's Principal Operating Officer. Mr. Meekins has been employed in the savings and loan industry since 1962. He is a graduate of the Institution of Financial Education's Executive Development School, University of Connecticut and the Graduate School of Savings & Loan, Indiana University.

     S. SCOTT KIRKLEY has been a Director and Secretary/Treasurer of the Bank since 1980 and Senior Vice President since 1989. He serves in the same capacities for Bancorp. He has been employed by the Bank on a full-time basis since 1987 and has primary responsibility for the Bank's residential loan operations.

     CECELIA M. LOWMAN, has been Controller and Chief Financial Officer since 1984. Prior to joining the Bank, she was associated with the accounting firm of Naron & Wagner, Chartered.

     LOUIS DIPASQUALE, JR. has been a Director since the inception of the Bank. Mr. DiPasquale has been the owner/operator of the Motel Carlton in Baltimore, Maryland since 1964. Mr. DiPasquale served as Secretary/Treasurer of the Bank from 1964 to 1978.

     MELVIN HYATT has been a Director and of the Bank since 1978. He is employed by the Housing Authority, City of Annapolis. Mr. Hyatt is the uncle of Alan J. Hyatt.

     RONALD P. PENNINGTON has been a Director since 1980. Mr. Pennington has been the President of an independent tool distributorship since 1985.

     T. THEODORE SCHULTZ has been a Director of the Bank since 1986. Mr. Schultz is an enrolled agent, accredited tax advisor with an accounting and tax practice in the Annapolis area since 1971.

     DIMITRI SFAKIYANUDIS has served as a Director of the Bank since 1993. He is a self-employed civil engineer and real estate developer and investor.

     There are no family relationships existing among the Officers. Neither Bancorp not the Bank has any employment agreements with its officers.

ITEM 6. EXECUTIVE COMPENSATION

                    REMUNERATION AND OTHER TRANSACTIONS WITH
                              MANAGEMENT AND OTHERS

     Bancorp has no employees so compensation relates to the employees of the Bank. The following table sets forth for the fiscal year ended December 31, 2001, certain information as to the remuneration received by Directors and Officers whose aggregate direct remuneration exceed $100,000 for services in all capacities to the Bank:

                           SUMMARY COMPENSATION TABLE

                           Annual Compensation                                 Long Term Compensation

                                                              Awards                                     Payouts
Name                                                 Other          Restricted      Securities
and                                                  Annual         Stock           Underlying    LTIP          All Other
Principal                                            Compen-        Award(s)        Options/      Payouts       Compen-
Position  Year     Salary ($)       Bonus ($)        sation ($)(1)    ($)           SARs (#)       ($)          sation($)(2)(3)
--------- ------   ----------       ---------        -------------  ----------      --------      -------       ---------------
Alan J. Hyatt
CEO
          2001     162,430          94,400           1,200                 ---         ---        ---           $2,938.33
          2000     150,400          78,660           1,200                 ---         ---        ---           $2,938.33
          1999     134,300          68,400           1,200                 ---         ---        ---           $2,938.33

Melvin E. Meekins, Jr.
Executive Vice-President
          2001     193,100          69,500           1,200                 ---         ---        ---           $2,938.33
          2000     178,800          60,490           1,200                 ---         ---        ---           $2,938.33
          1999     159,660          52,600           1,200                 ---         ---        ---           $2,938.33

S. Scott Kirkley
Senior Vice- President
          2001     134,350          41,300           1,200                 ---         ---        ---           $2,938.33
          2000     124,400          35,715           1,200                 ---         ---        ---           $2,938.33
          1999     111,120          31,055           1,200                 ---         ---        ---           $2,938.33

Cecelia Lowman
Principal Financial and Accounting Officer
          2001     95,362           24,883           1,200                 ---         ---        ---           $2,938.33
          2000     88,298           21,637           1,200                 ---         ---        ---           $2,938.33
          1999     78,848           18,814           1,200                 ---         ---        ---           $2,938.33

----------
(1) SBI Mortgage Company directors' fees
(2) No stock options were granted in the last three years.
(3) Payment for premiums on life insurance polices insuring each of the aforementioned officers under a supplemental executive retirement plan where the Bank owns life insurance policies for the above named individuals with a death benefit and cash values under each such insurance policy payable to the Bank. Upon retirement from the Bank and the attainment of age 62, each of the above officers shall be entitled to annual "retirement income" benefit for ten years in an amount which will be calculated at the time of retirement, based on available assets within the applicable insurance policy insuring each executive, and existing market conditions.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                       Number of
                                                                        Securities                 Value of
                                                                       Underlying                Unexercised
                                                                       Unexercised               In-the-Money
                                                                       Options/SARs at         Options/SARs at
                                                                       FY-END (%)                FY-End ($)
                   Shares Acquired                                     Exercisable/              Exercisable/
Name               On Exercise ($)          Value Realized ($)         Unexercisable             Unexercisable
----               ------------------       ------------------         -----------------         -------------
Alan J. Hyatt              -----                   ----                ----                      ----
Melvin E. Meekins, Jr.     -----                   ----                ----                      ----
S. Scott Kirkley           2,000                   ----                ----                      ----
Cecelia Lowman             2,000                   ----                ----                      ----

COMPENSATION OF DIRECTORS

     During 2001, members of the Board of Directors of the Bank received fees of $12,600 per year. In addition, fees ranging from $275 to $425 per meeting are paid to members of the Audit Committee, Executive Committee, Loan Committee, and other committees formed from time-to-time. Messrs. Alan Hyatt, Melvin E. Meekins, Jr. and S. Scott Kirkley received no directors or committee fees for their participation. No director's fees are paid to Bancorp Directors.

     BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Bank maintains an Executive Compensation Committee consisting of Board Members that are not officers or employees. The Executive Compensation Committee meets annually to evaluate the compensation of senior management. There are no employment contracts and annually compensation of the senior management of the Bank is determined based upon the following factors: financial condition of the Bank, which includes an analysis of asset quality, net income, interest rate exposure and capital adequacy. The complexity of the job, qualifications of the particular officer and compensation packages paid to officers of comparable institutions is considered. A base salary is then determined and an award of a bonus is considered after measuring the Bank's net income, historical trends, general business prospects and other criteria determined by the members of the Executive Compensation Committee. The members of the Executive Compensation Committee during 2001 and as of the date of this filing are Messrs. Schultz, DiPasquale, Melvin Hyatt, Sfakiyanudis, and Pennington.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     RELATIONSHIP OF HYATT, PETERS & WEBER, LLP

     Alan J. Hyatt, Chairman of the Board of Directors and president of Bancorp and the Bank, is a partner in the law firm of Hyatt, Peters & Weber, LLP, which serves as general counsel to Bancorp and the Bank. That law firm received fees in the amount of $80,866 for services rendered to Bancorp and to the Bank and its subsidiaries for the year ended December 31, 2001. The law firm also received $220,064 in fees from borrowers who obtained loans from the Bank and/or who closed loans through Homeowners Title and Escrow Corporation ("Homeowners"), a subsidiary of the Bank, for the year ended December 31, 2001. Additionally, that law firm received $11,992 in fees for other matters performed on behalf of the Bank but paid by others.

     Homeowner's leases space at 1923 West Street from Hyatt, Peters & Weber, LLP. The lease is dated November 1990 with an original term of 3 years, and it has continued as a month to month tenancy since that time. The rent paid in 2001 was $26,010 subject to increases annually based upon the consumer price index.

     ACQUISITION OF HRE

     Bancorp acquired the shares of Louis Hyatt, Inc. in June, 2001 for the purchase price of $1,600,000. Louis Hyatt, Inc. was wholly owned by Louis Hyatt, father of Alan J. Hyatt. Prior to the acquisition of Louis Hyatt, Inc. appraisals of the real property and the business assets of Louis Hyatt, Inc. were obtained and a disinterested majority of the Board of Directors of Bancorp approved the acquisition.

     TENANCY WITH HYATT FAMILY LIMITED LIABILITY LIMITED PARTNERSHIP

     When Bancorp acquired HRE, it did so subject to a month to month tenancy between Louis Hyatt, Inc., and Hyatt Family Limited Liability Limited Partnership ("HFLLLP") in the monthly amount of $1,000 for space currently being used by Louis Hyatt, Inc. Neither party is obligated to continue such month to month tenancy, but it is anticipated that they will. Louis Hyatt is the general partner of HFLLLP and Alan J. Hyatt is a limited partner.

     Management believes that the terms in the above mentioned transactions were no less favorable to the Bank than the terms that would have been obtained in transactions with non-affiliated persons or entities.

ITEM 8. LEGAL PROCEEDINGS

     As of December 31, 2001 there were no material legal proceedings pending against the Bank or Bancorp.

ITEM 9. MARKET PRICE ON AND DIVIDENDS OF THE REGISTRANTS COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     MARKET INFORMATION

     There is no established trading market for Bancorp's shares of common stock. The shares trade from time to time over-the-counter with transactions reported on what is known as the "pink sheets." Bancorp has applied to list its common stock on the Nasdaq Small Cap Market subsequent to the time that it becomes a publicly registered company. The high and low prices reported to Bancorp and dividends paid for each quarterly period during the past two years are as follows:

     2002                                PRICE                               CASH
     QUARTER ENDED              HIGH             LOW               DIVIDENDS PAID PER SHARE
     JUNE 30 (THROUGH MAY_9)    $13.50           $11.00            --

     MARCH 31                   $11.00           $6.33             .06

     2001                               PRICE                               CASH
     QUARTER ENDED              HIGH             LOW               DIVIDENDS PAID PER SHARE
     December 31                $9               $7                        .046
     September 30                7.83             6.16                     .046
     June 30                     8                7.33                     .046
     March 31                    8                6.5                      .046

     2000                               PRICE                               CASH
     QUARTER ENDED              HIGH             LOW               DIVIDEND PAID PER SHARE
     December 31                $7.16            $6.16                     .0416
     September 30                6.66             5.5                      .0416
     June 30                     6.33             6.16                     .0416
     March 31                    8.08             6.16                     .0416

     The above stock prices and dividends paid have been adjusted after giving effect to a three-for-one stock split that was effective for shares outstanding as of March 1, 2002. Bancorp acted as its own transfer agent until September 17, 2001, when Registrar and Transfer Company began serving in that capacity. The common stock trades sporadically and trading volume is generally limited.

     HOLDERS

     As of December 31, 2001 there were 505 holders of record of Bancorp's common stock.

     DIVIDENDS

     The payment of dividends, if any, will be determined by the Board of Directors in light of business conditions, including Bancorp's earnings, financial condition, cash flow, and cash requirements. Although Bancorp intends to continue to pay dividends, the payment of dividends is not required and may be discontinued at any time.

     There are no contractual restrictions that currently limit Bancorp's ability to pay dividends or that Bancorp reasonably believes are likely to limit materially the future payment of dividends on Bancorp's shares.

     Bancorp is dependent upon the Bank's ability to distribute dividends to it so it can in turn distribute dividends to its shareholders. The Bank may not pay dividends or distribute any of its capital to its parent, Bancorp, while it remains in default on any assessment due the FDIC. The Bank currently is not in default of any of its obligations to the FDIC. In addition, FDIC regulations also impose certain minimum capital requirements which affect the amount of cash available for the payment of dividends by a regulated financial institution such as the Bank.

     Distributions paid by Bancorp to stockholders will be taxable to the stockholders as dividends, to the extent of Bancorp's accumulated or current earnings and profits. There can be no assurance that Bancorp will declare or pay cash dividend at any particular time.

     Bancorp has declared a three-for-one split of its stock in the form of a 200% stock dividend that was effective on March 1, 2002. This means that effective March 1, 2002 each stockholder of Bancorp owned three times as many shares of Bancorp as such stockholder owned immediately prior to March 1, 2002.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

     WARRANTS

     In 1997 Severn Capital sold 200,002 "units" at a price of $20 per unit. Each unit consisted of one share of series "A" preferred stock of Severn Capital, par value of $1.00 per share with liquidation preference of $20 per share and one warrant to purchase one share of common stock of Bancorp. Each warrant entitled the holder to purchase one share of common stock of Bancorp, at a price of $17 per share if exercised on or before June 30, 2001. All 200,002 warrants were exercised, with substantially all of them exercised in 2001. Bancorp received net proceeds of $3,400,000 from the exercise of warrants. Of those proceeds $200,000 was retained by Bancorp, and the remaining $3,200,000 was infused as additional capital into the Bank. The offer and sale of the units and the shares issued upon exercise of the warrants was exempt from registration
-----------.

     OPTIONS

     Bancorp adopted a stock option plan on October 30, 1997, (the "Plan"). Pursuant to the Plan 225,000 shares were made available to certain employees and directors of the Bank. Since the date of the Plan through December 31, 2001, 159,000 options have been awarded under the plan and out of the options awarded 51,000 options have been exercised, resulting in $280,500 to Bancorp. Substantially all of these proceeds have been infused into the Bank.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     CAPITAL STOCK

     Bancorp has 20,000,000 shares of common stock authorized, par value $.01 per share. At December 31, 2001 Bancorp had 505 stockholders and 4,057,092 shares were issued and outstanding, after giving effect to the three-for-one stock split. Bancorp also has 1,000,000 shares of preferred stock authorized. As of December 31, 2001, there were no shares of preferred stock issued and outstanding. Preferred stock may only be issued upon approval of the Board of Directors of Bancorp.

     The outstanding shares of common stock are fully paid and nonassessable. In the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of Bancorp, the assets of Bancorp available for distribution to its stockholders will be distributed pro rata to the holders of common stock.

     VOTING RIGHTS

     Each share of common stock is entitled to one vote on all matters requiring the approval of stockholders.

     SPECIAL MEETINGS OF STOCKHOLDERS

     The Articles of Incorporation of Bancorp provide that special meetings of the stockholders may be called by the Chairman of the Board, the President, by a majority of the Board of Directors or upon the written request of holders of shares of common stock representing not less than 25% of all votes entitled to be cast at the meeting.

     CUMULATIVE VOTING

     The Articles of Incorporation do not provide for cumulative voting.

     VACANCIES ON THE BOARD OF DIRECTORS

     The Bylaws of Bancorp provide that vacancies on the board and newly created directorships may be filled by a majority vote of the directors then in office, provided that no more than two additional directorships may be created in this manner during any one year. Directors appointed to fill a vacancy may serve until the next annual meeting of the stockholders.

     NUMBER AND TERMS OF DIRECTORS

     Bancorp's Articles of Incorporation provide that its Board of Directors shall consist of not less than seven nor more than 11 members. There are currently eight members of the Board of Directors of Bancorp. The Articles of Incorporation provide for a classified Board of Directors, and Bancorp currently has a classified board consisting of three substantially equal classes of directors, each serving for a 3-year term, with the term of each class of directors ending in successive years.

     REMOVAL OF DIRECTORS

     The Articles of Incorporation of Bancorp provide that any director or the entire Board of Directors may be removed for cause by the affirmative vote of the holders of at least 75% of the outstanding shares of the capital stock entitled to vote generally in the election of directors at a meeting of the stockholders called for that purpose. Whenever the holders of any one or more series of preferred stock of Bancorp shall have the right, voting separately as a class, to elect one or more directors, the preceding provision does not apply with respect to the director or directors elected by such preferred stock.

     APPROVAL OF MERGERS, CONSOLIDATIONS AND SALE OF SUBSTANTIALLY ALL ASSETS

     Under Maryland law, an agreement providing for the merger (other than a merger of a corporation with its 90% owned subsidiary) or consolidation, the sale of substantially all of the assets, or the dissolution of Bancorp, must generally be approved by the holders of two-thirds of the outstanding shares of the corporation, except that no stockholder approval is required if the company is the corporation surviving any merger involving, among other things, the issuance of shares of the company amounting to 15% or less of the shares of the company's common stock outstanding immediately prior to the transaction.

     ADVANCE NOTICE REQUIREMENTS FOR NOMINATIONS OF DIRECTORS AND PRESENTATION OF NEW BUSINESS AT MEETINGS OF STOCKHOLDERS

     Bancorp's Bylaws generally provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to the Company at least five days in advance of the meeting. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting.

     AMENDMENT OF CHARTER, ARTICLES OF INCORPORATION AND BYLAWS

     Bancorp's Articles of Incorporation do not require OTS approval prior to its amendment and may be amended by the vote of the holders of a majority of the Board of Directors. The Bylaws of Bancorp may be amended by the vote of either a majority of the Board of Directors or the holders of a majority of the outstanding shares of Bancorp's Common Stock.

     ANTI-TAKEOVER PROVISIONS

     Certain corporate takeover practices could be highly disruptive to a company and could result in inequitable treatment among the company's shareholders. These practices typically involve a purchaser's acquisition of a substantial portion of a company's capital stock and attempt to replace incumbent management and board of directors. Provisions in Bancorp's Articles of Incorporation and Bylaws relating to the calling of a special meeting of stockholders, advance director nomination and new business provisions, removal of directors, staggered board of directors' terms and the amendment of Bancorp's Articles of Incorporation and Bylaws, all of which are discussed above, may make it difficult to gain control of Bancorp or replace all of the incumbent management.

     RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY

     OTS regulations require that, prior to obtaining control of a savings association, a person (under the Control Act) must give 60 days notice to the OTS and have received no OTS objection to such acquisition of control, and a company (under the Control Act) must give 60 days notice to the OTS and have received no OTS objection to such acquisition of control, and a company (under the Holding Company Provisions) must apply for and receive OTS approval of the acquisition. Control, for purposes of this regulation, involves a 25% voting stock test, control in any manner of the election of a majority of the institution's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of an institution's voting stock, if the acquiror also is subject to any one of the eight "control factors," constitutes a rebuttable determination of control under the revised regulations. There determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of an insured institution's stock must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Annotated Code of Maryland permits corporations, such as Bancorp, to limit the personal liability of directors, officers, employees and agents for a breach of fiduciary duty. The Articles of Incorporation and Bylaws of Bancorp contain provisions which limit the liability of directors to the fullest extent under Maryland law. Bancorp's Bylaws also provide that to the extent permitted by Maryland law, no director or officer of Bancorp shall be liable to Bancorp or its stockholders for money damages. Bancorp believes that such actions will assist Bancorp in continuing to attract and retain talented directors and officers in light of the growing risk of litigation against directors and officers of publicly held corporations.

     The provisions of the Maryland Code permit a corporation to indemnify any director made a party to any proceeding by reason of services in that capacity if the director acted in good faith and reasonably believed that (i) in the case of conduct in the director's official capacity with the corporation, such conduct was in the best interest of the corporation; and (ii) in all other cases, such conduct was at least not opposed to the best interest of the corporation. In the case of any criminal proceedings, the director must have had no reasonable cause to believe that the conduct was unlawful.

     Indemnification may be against judgments, penalties, fines, settlements and reasonable expenses, including attorney's fees, actually incurred by the director in connection with the proceeding. However, if the proceeding was won by or in the right of Bancorp, indemnification may be made only against reasonable expenses and may not be made in respect of any proceeding in which the director shall have been adjudged liable to Bancorp. In addition, no indemnity is permitted to a director with respect to any proceeding charging improper personal benefit, whether or not involving action in the director's official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received. Maryland law provides that a director who has been successful in the defense of a proceeding shall be indemnified against reasonable expenses incurred in connection with the proceeding. The provision also permits the advancement of reasonable expenses if the director undertakes to repay the amount if it is ultimately determined that the director has not met the standard of conduct necessary for indemnification. Officers, employees and agents of Bancorp may be indemnified by Bancorp to the same extent as directors.

     As a result of the inclusion of such provision, the stockholders of Bancorp may be unable to recover monetary damages against directors for actions taken by them. Although the provision would have no effect on certain equitable remedies, such as injunction or rescission, the availability of such equitable remedies may be of limited usefulness.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

INTERESTS OF NAMED EXPERTS AND COUNSEL

     Dyer Ellis & Joseph, PC, Washington, DC has acted as special counsel to Bancorp and the Bank regarding this Registration Statement.

     The financial statements of Severn Bancorp, Inc. as of December 31, 2001 and 2000 and for the years then ended have been included herein in reliance upon the report of Anderson Associates, LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Average Balance Sheet. The following tables contain for the periods indicated information regarding the total dollar amounts of interest income from interest-earning assets and the resulting average yields, the total dollar amount of interest expense on interest-bearing liabilities and the resulting average costs, net interest income, and the net yield on interest-earning assets.

                                                                                 Years Ended December 31,
                                                   ---------------------------------------------------------------------------------
                                                                    2001                                     2000
                                                   ---------------------------------------   ---------------------------------------
                                                    Average                                    Average
                                                     Volume        Interest    Yield/Cost       Volume       Interest    Yield/Cost
                                                     ------        --------    ----------       ------       --------    ----------
                                                                                  (dollars in thousands)
ASSETS

Loans (1)                                          $ 313,798      $  28,617          9.12%   $ 246,631      $  23,320          9.46%

Investments (2)                                        7,671            450          5.86%      10,879            651          5.98%

Mortgage-backed securities                               255             18          7.09%         299             21          7.06%

Other interest-earning assets (3)                      8,773            404          4.60%       3,427            279          8.13%
                                                   ---------------------------------------------------------------------------------
    Total interest-earning assets                    330,497         29,489          8.92%     261,236         24,271          9.29%

Non-interest earning assets                            7,800                                     6,651
                                                   ---------                                 ---------
Total Assets                                       $ 338,297                                 $ 267,887
                                                   =========                                 =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Savings and checking deposits                      $  69,846      $   2,422          3.47%   $  49,694       $  2,309          4.65%

Certificates of deposits                             190,391         11,170          5.87%     159,482          9,158          5.74%

Borrowings                                            45,250          2,502          5.53%      32,667          1,920          5.88%
                                                   ---------------------------------------------------------------------------------
     Total interest-bearing liabilities              305,487         16,094          5.27%     241,843         13,387          5.54%

Non-interest bearing liabilities                       2,866                                     2,463

Stockholders' equity                                  29,944                                    23,581
                                                   ---------                                 ---------
Total liabilities and stockholders' equity         $ 338,297                                 $ 267,887
                                                   =========                                 =========
Net interest income and interest rate spread                      $  13,395          3.65%                  $  10,884          3.75%
                                                                  =========                                 =========
Net interest margin                                                                  4.05%                                     4.17%
Average interest-earning assets to
     average interest-bearing liabilities                                          108.19%                                   108.02%

                                                           Years Ended December 31,
                                                   --------------------------------------
                                                                    1999
                                                   --------------------------------------
                                                   Average
                                                    Volume         Interest    Yield/Cost
                                                    ------         --------    ----------
                                                         (dollars in thousands)
ASSETS

Loans (1)                                          $ 203,237      $  19,122          9.41%

Investments (2)                                       10,021            600          5.98%

Mortgage-backed securities                               361             25          7.04%

Other interest-earning assets (3)                      5,995            300          5.01%
                                                   --------------------------------------
    Total interest-earning assets                    219,614         20,047          9.13%

Non-interest earning assets                            6,205
                                                   ---------
Total Assets                                       $ 225,819
                                                   =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Savings and checking deposits                      $  41,989      $   1,785          4.25%

Certificates of deposits                             138,129          7,500          5.43%

Borrowings                                            22,750          1,238          5.44%
                                                   --------------------------------------
     Total interest-bearing liabilities              202,868         10,523          5.19%

Non-interest bearing liabilities                       1,977

Stockholders' equity                                  20,974
                                                   ---------
Total liabilities and stockholders' equity         $ 225,819
                                                   =========
Net interest income and interest rate spread                      $   9,524          3.94%
                                                                  =========
Net interest margin                                                                  4.34%

Average interest-earning assets to
     average interest-bearing liabilities                                          108.25%

(1) Non-accrual loans are included in the average balances and in the computation of yields.
(2) The Company does not have any tax exempt securities.
(3) Other interest earning assets includes interest bearing deposits in other banks, federal funds, and FHLB stock investments.

RATE/VOLUME ANALYSIS Changes in net interest income are attributable to three factors: (1) a change in volume of interest-earning assets or interest bearing liabilities; (2) a change in interest rates; or (3) a change attributable to a combination of changes in volume and rate. The following table contains certain information regarding changes in interest income and interest expense of Bancorp for the periods indicated. For each category of interest-earning assets and interest-bearing liability, information is provided on changes attributable to:
(a) changes in volume (changes in volume multiplied by the old interest rate); and (b) changes in rates (changes in interest rates multiplied by the old average volume).

                                RATE VOLUME TABLE

                                          Year ended December 31, 2001                   Year ended December 31, 2000
                                                       vs.                                           vs.
                                          Year ended December 31, 2000                   Year ended December 31, 1999
                                    ------------------------------------------     -----------------------------------------
                                                          Changes Due to                              Changes Due to
                                         Total     ---------------------------          Total    ---------------------------
                                        Change       Volume (1)      Rate (1)          Change       Volume (1)     Rate (1)
                                        ------       ----------      --------          ------       ----------     --------
                                                                    (dollars in thousands)
Interest-earning assets

Loans                                      $ 5,297      $ 6,162     $   (865)             $ 4,198      $ 4,095       $  103

Investments                                   (201)        (188)         (13)                  51           51            -

Mortgage-backed securities                      (3)          (3)           -                   (4)          (4)           -

Other interest-earning assets                  125          287         (162)                 (21)        (161)         140
                                    ------------------------------------------     -----------------------------------------
    Total interest income                  $ 5,218      $ 6,258     $ (1,040)             $ 4,224      $ 3,981       $  243

Interest-bearing liabilities

Savings and checking deposits              $   113      $   791     $   (678)             $   524      $   346       $  178

Certificates of deposits                     2,012        1,803          209                1,658        1,212          446

Borrowings                                     582          701         (119)                 682          575          107
                                    ------------------------------------------     -----------------------------------------
     Total interest expense                $ 2,707      $ 3,295     $   (588)             $ 2,864      $ 2,133       $  731

                                    ------------------------------------------     -----------------------------------------
Net change in interest income              $ 2,511      $ 2,963     $   (452)             $ 1,360      $ 1,848       $ (488)
                                    ==========================================     =========================================

(1) Changes in interest income/expense not arising from volume or rate variances are allocated proportionately to rate and volume.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS IN ACCOUNTING AND FINANCIAL DISCLOSURE

         None

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

     The following financial statements are included in this registration statement:

     -  Report of independent auditors
     - Consolidated statements of financial condition as of December 31, 2001 and 2002
     - Consolidated statements of operations for the years ended December 31, 2001, 2000, and 1999
     - Consolidated statements of stockholders' equity for the years ended December 31, 2001, 2000, and 1999
     - Consolidated Statements of cash flows for the years ended December 31, 2001, 2000, and 1999
     -  Notes to consolidated financial statements

     The following exhibits are attached at the end of this document:

     3(i)(a). Articles of Incorporation of Severn Bancorp, Inc.
     3(i)(b). Articles of Amendment of Severn Bancorp, Inc.
     *3(ii).  By-Laws of Severn Bancorp, Inc.
     *10.     Louis Hyatt, Inc. Employment Agreement
     21.      List of Severn Bancorp Inc.'s Subsidiaries
     *99.     Articles of Incorporation Severn Preferred Capital Corporation
     *99.     Articles of Supplementary of 9% Noncumulative Exchangeable
              Preferred Stock, Series A of Severn Preferred Capital Corporation
     *99.     Severn Bancorp, Inc. Stock Option and Incentive Plan
     *Previously Filed

     SIGNATURES

     Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         SEVERN BANCORP, INC.


__________________________ , 2002        By:
                                            ------------------------------------
                                            Alan J. Hyatt, President, Chief
                                              Executive Officer and Director
                                              (Duly Authorized Representative)

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders and Board of Directors
Severn Bancorp, Inc.
Annapolis, Maryland

     We have audited the accompanying statements of consolidated financial condition of Severn Bancorp, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Severn Bancorp, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the consolidated results of its operations and cash flows for each of the years in the three year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ ANDERSON ASSOCIATES, LLP
February 15, 2002, except as to Note 20
 which is as of February 19, 2002
Baltimore, Maryland

SEVERN BANCORP, INC.
AND SUBSIDIARIES
ANNAPOLIS, MARYLAND

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                     December 31,
                                                          --------------------------------
                                                              2001             2000
                                                          --------------    --------------
           ASSETS
Cash                                                      $    1,030,867    $      717,477
Interest bearing deposits in other banks                       1,058,692           289,610
Federal funds                                                  3,948,900                 -
Securities available for sale                                          -           858,418
Investment securities, held to maturity                        7,000,958         9,499,541
Mortgage backed securities held to maturity                      212,021           279,367
Loans held for sale, net of unrealized loss of
 $ -0- and $26,455 in 2001 and 2000, respectively              7,498,934         4,169,084
Loans receivable, net                                        335,142,276       270,482,958
Accrued interest receivable - loans                            2,094,588         2,075,345
                            - mortgage backed
                               securities                          1,330             1,689
                            - investments                        100,895           189,332
Foreclosed real estate, net                                      312,118           312,118
Premises and equipment, at cost, less
 accumulated depreciation                                      4,642,481         1,215,840
Mortgage servicing rights                                         25,940            32,540
Federal Home Loan Bank of Atlanta stock
 at cost                                                       2,500,000         1,800,000
Deferred income taxes                                            813,486         1,020,258
Income taxes receivable                                              950            22,427
Prepaid expenses and other assets                                172,082           263,860
Goodwill                                                         333,569                 -
                                                          --------------    --------------

Total assets                                              $  366,890,087    $  293,229,864
                                                          ==============    ==============

                                                                     December 31,
                                                          --------------------------------
                                                              2001             2000
                                                          --------------    --------------
        LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Deposits                                               $  286,917,568    $  229,311,927
   Outstanding checks in excess of bank balance                  798,088         3,298,358
   Federal Home Loan Bank advances                            42,000,000        34,000,000
   Advance payments by borrowers for expenses                  1,007,068           550,754
   Income taxes payable                                          174,529            94,812
   Accounts payable and accrued expenses                       1,161,952           753,379
                                                          --------------    --------------
Total liabilities                                            332,059,205       268,009,230

   Commitments - (Notes 4 and 5)

STOCKHOLDERS' EQUITY
   Non-cumulative preferred stock $1.00 par value,
    Series A 500,000 shares authorized; 200,002 issued
    and outstanding in 2001 and 2000                             200,002           200,002
   Additional paid-in capital                                  3,800,038         3,691,787
   Common stock, $.01 par value, 2,000,000 shares
    authorized; 1,352,364 and 1,079,772 issued and
    outstanding in 2001 and 2000, respectively                    13,524            10,798
   Additional paid-in capital                                 10,816,887         5,720,300
   Retained earnings (substantially restricted)               20,000,431        15,684,650
                                                            ------------    --------------
                                                              34,830,882        25,307,537
   Accumulated comprehensive income (loss)                             -           (86,903)
                                                          --------------    --------------
Total stockholders' equity                                    34,830,882        25,220,634
                                                          --------------    --------------

Total liabilities and stockholders' equity                $  366,890,087    $  293,229,864
                                                          ==============    ==============

                              SEVERN BANCORP, INC.
                                AND SUBSIDIARIES
                               ANNAPOLIS, MARYLAND

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     For Years Ended December 31,
                                                          ---------------------------------------------------
                                                               2001               2000               1999
                                                          -------------      -------------      -------------
INTEREST INCOME
   Interest on loans                                      $  28,617,342      $  23,320,153      $  19,121,854
   Interest on securities available for sale                     43,809             42,988             51,505
   Interest on securities held to maturity                      406,117            607,713            548,080
   Interest on mortgage backed securities                        18,042             21,107             25,456
   Other interest income                                        403,914            278,703            300,242
                                                          -------------      -------------      -------------
      Total interest income                                  29,489,224         24,270,664         20,047,137

INTEREST EXPENSE
   Interest on deposits                                      13,591,440         11,466,359          9,284,884
   Interest on short term borrowings                          1,178,202            834,298          1,238,325
   Interest on long term borrowings                           1,324,368          1,085,767                  -
                                                          -------------      -------------      -------------
      Total interest expense                                 16,094,010         13,386,424         10,523,209
                                                          -------------      -------------      -------------

      Net interest income                                    13,395,214         10,884,240          9,523,928
Provision for loan losses                                       708,669            591,000            504,109
                                                          -------------      -------------      -------------
      Net interest income after provision
        for loan losses                                      12,686,545         10,293,240          9,019,819

OTHER INCOME
   Loss on sale of investments                                 (145,529)                 -                  -
   Gain on sale of loans                                        982,778            609,644            678,600
   Real estate commissions                                      499,256                  -                  -
   Real estate management fees                                  213,102                  -                  -
   Unrealized loss on loans held for sale                             -            (26,455)           (70,499)
   Mortgage processing and servicing fees                       606,587            384,288            460,293
   All other income                                             414,089            471,133            517,970
                                                          -------------      -------------      -------------
      Net other income                                        2,570,283          1,438,610          1,586,364

NON-INTEREST EXPENSES
   Compensation and related expenses                          4,572,101          3,552,266          3,557,058
   Occupancy                                                    465,628            443,352            466,721
   Net expense of foreclosed real estate                         30,786             14,685            220,642
   Other                                                      1,519,537          1,337,417          1,232,721
                                                          -------------      -------------      -------------
      Total non-interest expenses                             6,588,052          5,347,720          5,477,142
                                                          -------------      -------------      -------------

Income before income tax provision                            8,668,776          6,384,130          5,129,041
Income tax provision                                          3,413,206          2,438,989          2,001,735
                                                          -------------      -------------      -------------

      Net income                                          $   5,255,570      $   3,945,141      $   3,127,306
                                                          =============      =============      =============
Basic earnings per common share                           $        1.38      $        1.15      $        0.90
                                                          =============      =============      =============
Diluted earnings per common share                         $        1.37      $        1.12      $        0.84
                                                          =============      =============      =============

The accompanying notes to consolidated financial statements are an integral part of these statements.

                      SEVERN BANCORP, INC. AND SUBSIDIARIES
                               ANNAPOLIS, MARYLAND

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 Non-Cumulative     Additional              Additional                  Accumulated       Total
                                 Preferred Stock     Paid-In      Common     Paid-In       Retained    Comprehensive  Stockholders'
                                    Series A         Capital      Stock      Capital       Earnings    Income (Loss)     Equity
                                 ---------------   -----------   --------  -----------   ------------  -------------  ------------
Balance - January 1, 1999            $   200,002   $ 3,691,787   $ 10,764  $ 5,663,864   $ 10,067,933    $   (66,892) $ 19,567,458

Comprehensive Income
   Net income                                                                               3,127,306
   Unrealized holding losses on
    available for sale securities
    net of taxes to $30,501                                                                                  (48,476)
   Total comprehensive income                                                                                            3,078,830
Exercise of 1,800 options                      -             -         18       29,682              -              -        29,700
Dividends on preferred stock
 ($1.80 per share)                                           -          -            -       (360,004)             -      (360,004)
Tax effect of preferred
 stock dividends                               -             -          -            -        139,000              -       139,000
Dividends on common stock
 ($.44 per share)                              -             -          -            -       (473,995)             -      (473,995)
                                 ---------------   -----------   --------  -----------   ------------  -------------  ------------

Balance - December 31, 1999              200,002     3,691,787     10,782    5,693,546     12,500,240       (115,368)   21,980,989

Comprehensive Income
   Net income                                                                               3,945,141
   Unrealized holding gains on
    available for sale securities
    net of taxes to $17,909                                                                                   28,465
   Total comprehensive income                                                                                            3,973,606
Exercise of 1,200 options                      -             -         12       19,788              -              -        19,800
Exercise of 410 warrants                       -             -          4        6,966              -              -         6,970
Dividends on preferred stock
 ($1.80 per share)                             -             -          -            -       (360,004)             -      (360,004)
Tax effect of preferred
 stock dividends                               -             -          -            -        139,033              -       139,033
Dividends on common stock
($.50 per share)                               -             -          -            -       (539,760)             -      (539,760)
                                 ---------------   -----------   --------  -----------   ------------  -------------  ------------

Balance - December 31, 2000              200,002     3,691,787     10,798    5,720,300     15,684,650        (86,903)   25,220,634

COMPREHENSIVE INCOME
   NET INCOME                                                                               5,255,570
   RECLASSIFICATION FOR GAINS
    INCLUDED IN NET INCOME
    NET OF TAXES TO $54,162                                                                                   86,903
   TOTAL COMPREHENSIVE INCOME                                                                                            5,342,473
EXERCISE OF 13,000 OPTIONS                     -             -        130      214,370              -              -       214,500
EXERCISE OF 199,592 WARRANTS                   -       108,251      1,996    3,282,817              -              -     3,393,064

ISSUANCE OF 60,000 SHARES OF
 COMMON STOCK                                  -             -        600    1,599,400              -              -     1,600,000
DIVIDENDS ON PREFERRED STOCK
 ($1.80 PER SHARE)                             -             -          -            -       (360,004)             -      (360,004)
TAX EFFECT OF PREFERRED
 STOCK DIVIDENDS                               -             -          -            -        139,033              -       139,033
DIVIDENDS ON COMMON STOCK
($.56 PER SHARE)                               -             -          -            -       (718,818)             -      (718,818)
                                 ---------------   -----------   --------  -----------   ------------  -------------  ------------

BALANCE - DECEMBER 31, 2001         $    200,002   $ 3,800,038   $ 13,524  $10,816,887   $ 20,000,431  $           -  $ 34,830,882
                                 ===============   ===========   ========  ===========   ============  =============  ============

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                       F-4
                      SEVERN BANCORP, INC. AND SUBSIDIARIES
                               ANNAPOLIS, MARYLAND

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  For Years Ended  December 31,
                                                                    -------------------------------------------------------
                                                                         2001                2000                 1999
                                                                    --------------      -------------         -------------
OPERATING ACTIVITIES
    Net income                                                      $    5,255,570      $   3,945,141         $   3,127,306
    Adjustments to Reconcile Net Income to Net
     CASH PROVIDED BY OPERATING ACTIVITIES
       Amortization of deferred loan fees                               (1,530,021)        (1,019,118)           (1,071,453)
       Loan fees deferred                                                1,554,151          1,322,452             1,239,063
       Accretion of discount on mortgages                                   (8,736)            (6,875)              (12,926)
       Amortization of premium on investment
        securities                                                           2,187              7,612                 9,420
       Accretion of discount on investment securities                       (1,358)            (2,575)               (4,233)
       Accretion of discount on mortgage backed
        securities                                                            (161)              (161)                 (161)
       Provision for loan losses                                           708,669            591,000               504,109
       Provision for losses on foreclosed real estate                       20,000                  -                97,000
       Provision for depreciation                                          227,331            210,868               219,980
       Loss (gain) on sale of foreclosed real estate                         2,769             (2,596)              107,199
       Gain on sale of loans                                              (982,778)          (609,644)             (678,600)
       Gain on disposal of premises and equipment                           (5,656)                 -                     -
       Loss on sale of available for sale securities                       145,529                  -                     -
       Proceeds from loans sold to others                               61,258,782         37,402,282            38,385,082
       Unrealized loss on loans held for sale                                    -             26,455                70,499
       Loans originated for sale                                       (63,564,893)       (38,024,380)          (34,607,521)
       Principal collected on loans originated
        for sale                                                           (40,961)            25,274                15,440
       Tax effect of preferred stock dividends                             139,033            139,033               139,000
       Increase in accrued interest on loans                               (19,243)          (625,024)              (98,949)
       Decrease (increase) in accrued interest on
        investments                                                         88,437              4,688               (25,703)
       Decrease in accrued interest on mortgage
        backed securities                                                      359                245                   754
       Decrease in mortgage servicing rights                                 6,600              6,600                 9,600
       Increase in deferred taxes                                         (260,702)          (225,678)              (98,963)
       Decrease (increase) in income taxes
        receivable                                                          21,477             94,023              (116,450)
       Decrease (increase) in prepaid expenses
        and other assets                                                   105,349             14,651               (93,793)
       (Decrease) increase in accrued interest payable                      (8,445)            33,591                     -
       (Decrease) increase in accounts payable
        and accrued expenses                                               408,297            (38,512)              (23,843)
       Increase in income taxes payable                                     79,717             57,960                 8,463
                                                                   ---------------     --------------       ---------------

            Net cash provided by operating activities                    3,601,303          3,327,312             7,100,320

                                       F-5
                      SEVERN BANCORP, INC. AND SUBSIDIARIES
                               ANNAPOLIS, MARYLAND

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    For Years Ended December 31,
                                                                    -------------------------------------------------------
                                                                         2001                2000                 1999
                                                                    --------------      ---------------       -------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Cash consideration Louis Hyatt, Inc.
     acquisition, net                                               $      (31,340)     $             -       $           -
    Purchase of investment securities                                   (4,000,000)          (1,497,250)         (3,500,000)
    Proceeds from maturing investment securities                         6,497,754            2,000,000           1,500,000
    Proceeds from sale of available for sale
     securities                                                            854,471                  -                     -
    Principal collected on mortgage backed
     securities                                                             67,507               39,315             123,713
    Longer term loans originated                                      (275,799,110)        (169,845,620)       (139,721,804)
    Principal collected on longer term loans                           214,211,144          115,422,795         123,815,726
    Net decrease (increase) in short-term loans                           (370,809)              50,722          (3,878,077)
    Loans purchased                                                     (3,551,316)          (5,743,786)         (6,453,384)
    Proceeds from sale of foreclosed real estate                           103,941              185,317             219,793
    Investment in foreclosed real estate                                         -                    -             (92,820)
    Decrease in investments and loans to
     joint ventures                                                              -                    -             433,957
    Investment in premises and equipment                                (2,097,708)            (102,004)           (117,655)
    Proceeds from disposal of premises
     and equipment                                                          15,029                    -                   -
    Purchase of Federal Home Loan Bank of
     Atlanta stock                                                        (700,000)            (600,000)           (200,000)
    Redemption of Federal Home Loan Bank of
     Atlanta stock                                                               -                    -             200,000
                                                                    --------------      ---------------       -------------

            Net cash used by investing activities                      (64,800,437)         (60,090,511)        (27,670,551)

CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase in demand deposits, money
     market, passbook accounts and advances
     by borrowers for taxes and insurance                               44,777,862            2,046,569          18,086,217
    Net increase (decrease) in certificates of
     deposit                                                            13,424,172           40,868,310          (7,177,168)
    (Decrease) increase in checks outstanding
     in excess of bank balance                                          (2,500,270)           3,298,358                   -
    Additional borrowed funds                                           47,000,000           45,000,000                   -
    Repayment of borrowed funds                                        (39,000,000)         (35,000,000)                  -
    Cash dividends                                                      (1,078,822)            (899,764)           (833,999)
    Proceeds from exercise of options                                      214,500               19,800              29,700
    Proceeds from exercise of warrants                                   3,393,064                6,970                   -
                                                                    --------------      ---------------       -------------

            Net cash provided by financing activities                   66,230,506           55,340,243          10,104,750
                                                                    --------------      ---------------       -------------

                                       F-6
                              SEVERN BANCORP, INC.
                                AND SUBSIDIARIES
                               ANNAPOLIS, MARYLAND

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    For Years Ended  December 31,
                                                                    -------------------------------------------------------
                                                                         2001                 2000                 1999
                                                                    --------------       --------------       -------------
Increase (decrease) in cash and cash
 equivalents                                                        $    5,031,372       $   (1,422,956)      $ (10,465,481)
Cash and cash equivalents at beginning of year                           1,007,087            2,430,043          12,895,524
                                                                    --------------       --------------       -------------

Cash and cash equivalents at end of year                            $    6,038,459       $    1,007,087       $   2,430,043
                                                                    ==============       ==============       =============

The Following is a Summary of Cash and
 CASH EQUIVALENT

    Cash                                                            $    1,030,867       $      717,477       $   2,025,645
    Interest bearing deposits in other banks                             1,058,692              289,610             165,736
    Federal funds                                                        3,948,900                    -             238,662
                                                                    --------------       --------------       -------------

Cash and cash equivalents reflected on the
 statement of cash flows                                            $    6,038,459       $    1,007,087       $   2,430,043
                                                                    ==============       ==============       =============

Supplemental Disclosure of Cash Flows Information:
    Cash Paid During Year For:

       Interest                                                     $   16,094,010       $   13,386,424       $  10,523,209
                                                                    ==============       ==============       =============

       Income taxes                                                 $    3,282,444       $    2,330,440       $   1,952,000
                                                                    ==============       ==============       =============

    Transfer from loans to foreclosed real estate                   $      485,210       $            -       $   1,409,902
                                                                    ==============       ==============       =============

    Transfer from foreclosed real estate to loans                   $      358,500       $      189,000       $     510,000
                                                                    ==============       ==============       =============

    Common stock issued for acquired company                        $    1,600,000       $            -       $           -
                                                                    ==============       ==============       =============

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                       F-7
                      SEVERN BANCORP, INC. AND SUBSIDIARIES
                               ANNAPOLIS, MARYLAND

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          A. PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Severn Bancorp, Inc. ("the Corporation"), and its wholly-owned subsidiaries, Louis Hyatt, Inc., SBI Mortgage Company and SBI Mortgage Company's subsidiary, Crownsville Development Corporation, and its subsidiary, Crownsville Holdings I, LLC, and Severn Savings Bank, FSB ("the Bank"), and the Bank's subsidiaries, Homeowners Title and Escrow Corporation, Severn Financial Services Corporation, Creekside Commons, LLC, SSB Realty Holdings, LLC, SSB Realty Holdings II, LLC, HS West, LLC and Severn Preferred Capital Corporation ("the Company"). All intercompany accounts and transactions have been eliminated in the accompanying financial statements.

             Severn Preferred Capital Corporation was organized on April 29, 1997 and commenced operations of July 22, 1997. The Company qualifies as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended.

          B. BUSINESS - The Bank's primary business activity is the acceptance of deposits from the general public and the use of the proceeds for investments and loan originations. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

          C. BASIS OF FINANCIAL STATEMENT PRESENTATION - The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of foreclosed real estate. See Notes H and K below for a discussion of the determination of that estimate.

          D. INVESTMENTS AVAILABLE FOR SALE - Available for sale securities consisted of an investment in the Putnam GNMA Trust. Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of shareholders' equity until realized. Premiums and discounts are recognized in interest income using the interest method over the period to maturity. Gains and losses are determined using the specific identification method.

                                       F-8
SEVERN BANCORP, INC.
 AND SUBSIDIARIES
ANNAPOLIS, MARYLAND

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

          E. INVESTMENTS AND MORTGAGE BACKED SECURITIES - Investments and mortgage backed securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. Gains and losses are determined using the specific identification method.

          F. LOANS HELD FOR SALE - Loans held for sale are carried at lower of cost or market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

          G. LOANS - Loans are carried at cost since management has the ability and intention to hold them to maturity.

          H. ALLOWANCE FOR LOAN LOSSES - An allowance for loan losses is provided through charges to income in an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Determining the amount of the allowance for loan losses requires the use of estimates and assumptions, which is permitted under generally accepted accounting principles. Actual results could differ significantly from those estimates. Management believes the allowance for losses on loans is adequate. While management uses available information to estimate losses on loans, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the State of Maryland. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Statement of Financial Accounting Standards ("SFAS") No. 114, as amended by SFAS No. 118, addresses the accounting by creditors for impairment of certain loans. It is generally applicable for all loans except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, including residential mortgage loans and consumer installment loans. It also applies to all loans that are restructured in a troubled debt restructuring involving a modification

                                       F-9
SEVERN BANCORP, INC.
 AND SUBSIDIARIES
ANNAPOLIS, MARYLAND

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

          H. ALLOWANCE FOR LOAN LOSSES - CONTINUED

             of terms. SFAS No. 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.

             Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. When a payment is received on a loan on non-accrual status, the amount received is allocated to principal and interest in accordance with the contractual terms of the loan.

          I. LOAN ORIGINATION FEES - Loan origination fees and certain direct loan origination costs are deferred and recognized over the contractual life of the related loan as an adjustment of yield using the level-yield method.

          J. DISCOUNTS OR PREMIUMS - Discounts received or premiums paid in connection with loans purchased, investment and mortgage backed securities are amortized into income over an average loan life using the level yield method.

          K. FORECLOSED REAL ESTATE - Real estate acquired through or in the process of foreclosure is recorded at the lower of cost or fair value. Management periodically evaluates the recoverability of the carrying value of the real estate acquired through foreclosure using estimates as described under the caption "Allowance for Loan Losses". In the event of a subsequent decline, management provides an additional allowance, to reduce real estate acquired through foreclosure to fair value less estimated disposal cost. Expenses incurred on foreclosed real estate prior to disposition are charged to expense. Gains on the sale of foreclosed real estate are recognized upon disposition of the property. Sale of the real estate acquired through foreclosure is expected to occur within the next twelve months.

                                      F-10
SEVERN BANCORP, INC.
 AND SUBSIDIARIES
ANNAPOLIS, MARYLAND

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

          L. LOAN SERVICING - The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using pricing sheets from correspondent purchasers. For purposes of measuring impairment, the rights are stratified based on the following predominant risk characteristics of the underlying loans: fixed rate loans with similar terms (i.e.; fifteen years, twenty years or thirty years amortization) all originated within the same fiscal year. The amount of impairment recognized, if any, is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

          M. PREMISES AND EQUIPMENT - Premises and equipment are carried at cost less accumulated depreciation. Depreciation and amortization of premises and equipment is accumulated by the use of the straight-line method over the estimated useful lives of the assets. Additions and improvements are capitalized, and charges for repairs and maintenance are expensed when incurred. The related cost and accumulated depreciation are eliminated from the accounts when an asset is sold or retired and the resultant gain or loss is credited or charged to income.

          N. INCOME TAXES - Deferred income taxes are recognized for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that is more likely than not that such amounts will be realized based on consideration of available evidence. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

          0. STATEMENT OF CASH FLOWS - In the statement of cash flows, cash and equivalents include cash, Federal Home Loan Bank of Atlanta overnight deposits, federal funds and certificates of deposit with an original maturity date less than ninety days.

          P. GOODWILL - During the year ended December 31, 2001, the Company recorded goodwill in the amount of $333,569 as the result of the purchase of Louis Hyatt, Inc. There were no other changes in the carrying amount of goodwill for the years ended December 31, 2001, 2000 and 1999. The Company will test the goodwill for impairment in accordance with SFAS 142.

                                      F-11
SEVERN BANCORP, INC.
 AND SUBSIDIARIES
ANNAPOLIS, MARYLAND

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

          Q. EARNINGS PER SHARE - Basic earnings per share of common stock for the years ended December 31, 2001, 2000 and 1999 is computed by dividing net income less preferred stock dividend net of tax by 3,647,451, 3,237,888 and 3,230,940, respectively, the weighted average number of shares of common stock outstanding for each year. Included in this amount are only the shares that have been allocated to the Employee Stock Ownership Plan. Diluted earnings per share of common stock for the years ended December 31, 2001, 2000 and 1999, is computed by dividing net income for each year by 3,683,346, 3,330,915 and 3,450,831, respectively, the weighted average number of diluted shares of common stock. (See Note 12) The above amounts have been retroactively adjusted to give effect to a 3-for-1 stock split in the form of a 200% stock dividend. (See Note
             19)

          R. EMPLOYEE STOCK OWNERSHIP PLAN - The Corporation accounts for its Employee Stock Ownership Plan ("ESOP") in accordance with Statement of Position 93-6 of the Accounting Standards Division of the American Institute of Certified Public Accountants. The Corporation records compensation expense equal to the cash contribution called for under the Plan. All ESOP shares are included in the weighted average shares outstanding for earnings per share computations. All dividends paid on ESOP shares are charged to retained earnings. (See Note 10)

          S. RECLASSIFICATION - Certain prior year's amounts have been reclassified to conform to the current year's method of presentation.

          T. CASH CONCENTRATIONS - The Bank has a demand deposit account with another financial institution in the amount of $3,150,811 at December 31, 2001. The balance exceeds the Federal Deposit Insurance Corporation ("FDIC") insurance level of $100,000 and constitutes a concentration of credit risk.

                                      F-12
SEVERN BANCORP, INC.
 AND SUBSIDIARIES
ANNAPOLIS, MARYLAND

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE 2 - INVESTMENT SECURITIES

             The amortized cost and fair values of investment securities are as follows:

                                                                               GROSS            GROSS
                                                         AMORTIZED           UNREALIZED       UNREALIZED         FAIR
                                                           COST                GAINS            LOSSES           VALUE
                                                       ------------          ----------       ----------      ------------
              AVAILABLE FOR SALE SECURITIES

                 December 31, 2000:

              Putnam Government National
               Mortgage Association
              ("GNMA") Trust                           $  1,000,000          $        -       $  141,582      $    858,418
                                                       ============          ==========       ==========      ============
              HELD TO MATURITY

                 DECEMBER 31, 2001:

              U.S. Treasury Notes                      $  2,001,276          $   49,412       $        -      $  2,050,688
              Federal Home Loan Bank
               ("FHLB") Notes                             4,999,682              46,870           19,300         5,027,252
                                                       ============          ==========       ==========      ============

                                                       $  7,000,958          $   96,282       $   19,300      $  7,077,940
                                                       ============          ==========       ==========      ============
                 December 31, 2000:

              U.S. Treasury Notes                      $  2,502,487          $   23,947       $        -      $  2,526,434
              FHLB Notes                                  2,997,054               9,192                -         3,006,246
              Federal National Mortgage
               Association ("FNMA") Notes                 3,000,000               6,800            8,090         2,998,710
              Federal Farm Credit Banks
               Note                                       1,000,000                   -            6,000           994,000
                                                       ------------          ----------       ----------      ------------

                                                       $  9,499,541          $   39,939       $   14,090      $  9,525,390
                                                       ============          ==========       ==========      ============

             U.S. Treasury and FNMA Notes in the amount of $3,500,000 and $1,000,000, respectively, are pledged as collateral for its standby letters of credit issued on behalf of various borrowers and developers in favor of Anne Arundel County.

                                      F-13
SEVERN BANCORP, INC.
 AND SUBSIDIARIES
ANNAPOLIS, MARYLAND

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE 2 - INVESTMENT SECURITIES - CONTINUED

             The scheduled maturities of investment securities are as follows at December 31, 2001:

                                                                                      HELD TO
                                                                               MATURITY SECURITIES
                                                                        --------------------------------
                                                                         AMORTIZED               FAIR
                                                                           COST                  VALUE
                                                                        -----------          -----------
              Due in one year or less                                   $ 3,000,958          $ 3,082,240
              Due after one year through five years                       4,000,000            3,995,700
                                                                        -----------          -----------
                                                                        $ 7,000,958          $ 7,077,940
                                                                        ===========          ===========

             Gross losses of $145,529 and no gross gains were realized on proceeds of $854,471 during the year ended December 31, 2001. No gains or losses were realized during the years ended December 31, 2000 and 1999.

NOTE 3 - MORTGAGE BACKED SECURITIES

             The amortized cost and fair values of mortgage backed securities consisting of FHLMC Gold Certificates are as follows as of December 31:

                                         GROSS             GROSS            GROSS
                                       AMORTIZED        UNREALIZED        UNREALIZED              FAIR
                                         COST              GAINS             LOSSES               VALUE
                                       ---------        ----------        ----------            ---------
                                                                            2001
                                       ------------------------------------------------------------------
                                       $ 212,021          $  4,241         $       -            $ 216,262
                                       =========          ========         =========            =========

                                                                            2000
                                       ------------------------------------------------------------------
                                       $ 279,367          $    643         $       -            $ 280,010
                                       =========          ========         =========            =========

             No gains or losses were realized during the years ended December 31, 2001, 2000 and 1999.

                                      F-14
SEVERN BANCORP, INC. AND SUBSIDIARIES
ANNAPOLIS, MARYLAND

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE 4 - LOANS RECEIVABLE

                   Loans receivable consist of the following:

                                                                                               DECEMBER 31,
                                                                                    ----------------------------------
                                                                                       2001                2000
                                                                                    -------------        -------------
              Residential mortgage loans                                            $ 129,777,646        $ 120,775,297
              Construction, land acquisition and
               development loans                                                      163,848,657          117,325,103
              Land loans                                                               16,895,189           11,389,600
              Line of credit                                                            8,776,251            9,486,496
              Commercial real estate loans                                             68,599,149           50,931,539
              Commercial non-real estate loans                                          3,393,331            5,234,912
              Second mortgage loans                                                     1,963,026            2,225,142
              Home equity loans                                                         7,834,818            5,318,068
              Consumer loans                                                              507,815              406,166
              Loans secured by deposits                                                   749,069              478,910
                                                                                    -------------        -------------
                                                                                      402,344,951          323,571,233

                 LESS
                    Loans in process                                                  (61,684,935)         (48,211,299)
                    Allowance for loan losses                                          (3,353,375)          (2,728,004)
                    Unearned discount on loans purchased                                  (36,961)             (45,697)
                    Deferred loan origination fees                                     (2,127,404)          (2,103,275)
                                                                                    -------------        -------------
                                                                                      (67,202,675)         (53,088,275)
                                                                                    -------------        -------------
                                                                                    $ 335,142,276        $ 270,482,958
                                                                                    =============        =============

             Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in the Bank's lending area. Multifamily residential, commercial, construction and other loan repayments are generally dependent on the operations of the related properties or the financial condition of its borrower or guarantor. Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.

             A substantial portion of the Bank's loans receivable are mortgage loans secured by residential and commercial real estate properties located in the State of Maryland. Loans are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. The Bank generally does not lend more than 90% of the appraised value of a property and

                                      F-15
SEVERN BANCORP, INC. AND SUBSIDIARIES
ANNAPOLIS, MARYLAND

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE 4 - LOANS RECEIVABLE - CONTINUED

          requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 80%. In addition, the Bank generally obtains personal guarantees of repayment from borrowers and/or others for construction, commercial and multifamily residential loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects.

             The following is a summary of the allowance for loan losses for the two years ended December 31:

                                                                        2001             2000               1999
                                                                    -----------      -----------        -----------
          Balance at beginning of year                              $ 2,728,004      $ 2,146,572        $ 1,984,287
          Provision for loan losses                                     708,669          591,000            504,109
          Recoveries                                                          -           20,000             10,646
          Charge-offs                                                   (83,298)         (29,568)          (352,470)
                                                                    -----------      -----------         ----------

          Balance at end of year                                    $ 3,353,375      $ 2,728,004        $ 2,146,572
                                                                    ===========      ===========        ===========

             Impaired loans as defined by SFAS No. 114 are summarized as follows for the years ended December 31:

                                                                        2001             2000               1999
                                                                    -----------      -----------        -----------
          Recorded investment                                       $   300,000      $   292,975        $         -
          Average balances                                              542,628          254,671            250,310
          Allowance for loan losses                                           -           30,000                  -

             Impaired loans as defined by SFAS No. 114 for which interest income has been reduced are as follows for the year ended December 31:

                                                                       2001              2000               1999
                                                                    -----------      -----------        -----------
          Interest income that would have been
           recorded                                                 $    32,909      $    20,056        $         -
          Interest income recognized                                     25,159            8,318                  -
                                                                    -----------      -----------        -----------
             Interest income not recognized                         $     7,750      $    11,738        $         -
                                                                    ===========      ===========        ===========

                                      F-16
SEVERN BANCORP, INC. AND SUBSIDIARIES
ANNAPOLIS, MARYLAND

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE 4 - LOANS RECEIVABLE - CONTINUED

             Nonperforming loans not subject to SFAS No. 114 amounted to approximately $1,801,072 and $885,773 at December 31, 2001 and 2000,
          respectively.

             Interest income that would have been recorded under the original terms of such loans and the interest income actually recognized for the years ended December 31, are summarized below:

                                                                        2001             2000              1999
                                                                     ----------       ----------         ----------
          Interest income that would have

           been recorded                                             $  190,279       $  103,124         $   97,344
          Interest income recognized                                    145,199           71,063             49,729
                                                                    -----------      -----------        -----------
             Interest income not recognized                          $   45,080       $   32,061         $   47,615
                                                                    ===========      ===========        ===========

             Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans at December 31 are summarized as follows:

                                                                       2001             2000
                                                                   ------------     ------------
          Mortgage Loan Portfolio Serviced For:
               FHLMC                                               $  7,802,731     $  9,290,068
               Other investors                                        9,573,744       12,358,328
                                                                   ------------     ------------
                                                                   $ 17,376,475     $ 21,648,396
                                                                   ============     ============

             Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $68,239 and $60,082 at December 31, 2001 and 2000, respectively.

             The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include standby letters of credit, and home equity loans which involve, to varying degrees, elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of these instruments express the extent of involvement the Bank has in each class of financial instruments.

                                      F-17
SEVERN BANCORP, INC.
 AND SUBSIDIARIES

ANNAPOLIS, MARYLAND

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE 4 - LOANS RECEIVABLE - CONTINUED

             The Bank's exposure to credit loss from non-performance by the other party to the above mentioned financial instruments is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

             Unless otherwise noted, the Bank requires collateral or other security to support financial instruments with off-balance-sheet credit risk.

          Financial Instruments Whose Contract                     Contract Amount
           Amounts Represent Credit Risk                           At December 31,
          -------------------------------------             ----------------------------
                                                               2001            2000
                                                            ------------    ------------
          Standby letters of credit                         $  2,007,857    $  4,605,967
          Home equity loans                                 $  7,834,818    $  2,360,762
          Loan commitments                                  $    787,738    $  3,827,918
          Lines of credit                                   $ 13,790,425    $ 12,751,960
          Loans sold and serviced with limited
           repurchase provisions                            $  4,722,848    $  2,253,700

             Standby letters of credit are conditional commitments issued by the Bank guaranteeing performance by a customer to various municipalities. These guarantees are issued primarily to support performance arrangements, limited to real estate transactions.

             Home equity loans are loan commitments to individuals as long as there is no violation of any condition established in the contract. Commitments under home equity lines expire ten years after the date the loan closes and are secured by real estate. The Bank evaluates each customer's credit worthiness on a case-by-case basis.

             Mortgage loan commitments not reflected in the accompanying statements at December 31, 2001 includes $787,738 for an adjustable rate loan at prime plus 1.0%.

             Lines of credit are loan commitments to individuals and companies as long as there is no violation of any condition established in the contract. Lines of credit have a fixed expiration date. The Bank evaluates each customer's credit worthiness on a case-by-case basis.

                                      F-18
SEVERN BANCORP, INC. AND SUBSIDIARIES
ANNAPOLIS, MARYLAND

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE 4 - LOANS RECEIVABLE - CONTINUED

             The Bank has entered into several agreements to sell mortgage loans to third parties. These agreements contain provisions that require the Bank to repurchase a loan if the loan becomes delinquent within the terms specified by the agreement.

             The credit risk involved in these financial instruments is essentially the same as that involved in extending loan facilities to customers. No amount has been recognized in the statement of financial condition at December 31, 2001, as a liability for credit loss.

NOTE 5 - PREMISES AND EQUIPMENT

             Premises and equipment at December 31, 2001 and 2000 are summarized by major classification as follows:

                                                                           DECEMBER 31,                  Estimated
                                                                 --------------------------------         Useful
                                                                    2001                2000              Lives
                                                                 -----------        -----------       -------------
          Land                                                    $1,923,960        $   279,991                   -
          Building                                                 2,073,135            371,889            39 Years
          Leasehold improvements                                     515,272            510,689       15-27.5 Years
          Furniture, fixtures and equipment                        1,559,512          1,265,358          3-10 Years
                                                                 -----------        -----------
             Total at cost                                         6,071,879          2,427,927
          Accumulated depreciation                                (1,429,398)        (1,212,087)
                                                                 -----------        -----------
                                                                 $ 4,642,481        $ 1,215,840
                                                                 ===========        ===========

             Depreciation expense for the years ended December 31, 2001, 2000 and 1999 was $227,331, $210,868 and $219,980, respectively.

             The Bank is obligated under a long term lease for its administrative offices. The rents adjust with the Consumer Price Index. The lease expires on January 31, 2005. The minimum annual rental payments are as follows:

                Years Ended December 31,
                ------------------------
                           2002                 $ 27,732
                                                ========

                                      F-19
SEVERN BANCORP, INC. AND SUBSIDIARIES
ANNAPOLIS, MARYLAND

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE 5 - PREMISES AND EQUIPMENT - CONTINUED

             Homeowners Title and Escrow Corporation and Louis Hyatt, Inc. are also obligated under a month-to-month lease with no obligation to renew, but they anticipate that they will continue to do so.

             Total rent expense was $106,868, $140,504 and $138,385 for the years ended December 31, 2001, 2000 and 1999, respectively.

NOTE 6 - INVESTMENT IN FEDERAL HOME LOAN BANK OF ATLANTA STOCK

             The Bank is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta ("FHLB") in an amount equal to at least 1% of the unpaid principal balances of the Bank's residential mortgage loans or 1/20 of its outstanding advances from the FHLB, whichever is greater. Purchases and sales of stock are made directly with the FHLB at par value.

NOTE 7 - DEPOSITS

             Deposits in the Bank as of December 31, 2001 and 2000 consisted of the savings programs described below:

                                                                 2001                                2000
                                                      -------------------------            ------------------------
                                                         AMOUNT         PERCENT               Amount        Percent
                                                      -------------     -------            -------------    -------
               CATEGORY
          NOW accounts                                $  13,457,798        4.68%           $  11,402,303       4.98%
          Money market accounts                          61,759,483       21.53               28,007,998      12.21
          Passbooks                                      21,024,223        7.33               12,641,581       5.51
          Certificates                                  190,593,583       66.43              177,169,119      77.26
                                                      -------------      ------            -------------     ------
                                                        286,835,087       99.97              229,221,001      99.96
          Accrued interest                                   82,481         .03                   90,926        .04
                                                      -------------      ------            -------------     ------

          Total savings                               $ 286,917,568      100.00%            $229,311,927     100.00%
                                                      =============      ======            =============     ======

                                      F-20
SEVERN BANCORP, INC. AND SUBSIDIARIES
ANNAPOLIS, MARYLAND

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE 7 - DEPOSITS - CONTINUED

             At December 31, scheduled maturities of certificates of deposit are as follows:

                                                                 2001                                2000
                                                      -------------------------          --------------------------
                                                         AMOUNT             %                Amount             %
                                                      -------------      ------          -------------       ------
          One year or less                            $ 139,073,988       72.97          $ 120,232,223        67.86
          More than 1 year to 2 years                    23,138,385       12.14             33,765,454        19.06
          More than 2 years to 3 years                    9,361,585        4.91              7,397,170         4.18
          More than 3 years                              19,019,625        9.98             15,774,272         8.90
                                                      -------------      ------          -------------       ------
                                                      $ 190,593,583      100.00          $ 177,169,119       100.00
                                                      =============      ======          =============       ======

             Interest expense on deposits is summarized as follows:

                                                                                FOR YEARS ENDED DECEMBER 31,
                                                                    ---------------------------------------------------
                                                                         2001               2000                1999
                                                                    ------------       ------------        ------------
              NOW accounts                                          $     66,785       $     69,254        $   150,332
              Money market accounts                                    1,579,829          1,352,655            871,091
              Passbooks                                                  775,017            886,788            764,008
              Certificates                                            11,169,809          9,157,662          7,499,453
                                                                    ------------       ------------        ------------
                                                                    $ 13,591,440       $ 11,466,359        $ 9,284,884
                                                                    ============       ============        ============

             The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $45,009,000 and $53,580,000 at December 31, 2001 and 2000.

NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES AND LOAN PAYABLE

             During 1994, the Federal Home Loan Bank of Atlanta established a Credit Availability Program. The Bank's Credit Availability under the program at December 31, 2001 and 2000 was $91,721,750 and $58,321,800,
          respectively. The maturities of the advances are as follows:

                       Description                     Rate                        Amount          Maturity
                      -------------               --------------                ------------       --------
                      FHLB advances               1.83% to 6.89%                $ 25,000,000         2002
                      FHLB advances               2.59% to 5.79%                  10,000,000         2003
                      FHLB advances               4.41% to 4.48%                   7,000,000         2011
                                                                                ------------
                                                                                $ 42,000,000
                                                                                ============

                                      F-21
SEVERN BANCORP, INC. AND SUBSIDIARIES
ANNAPOLIS, MARYLAND

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES AND LOAN PAYABLE - CONTINUED

             The Bank's stock in the Federal Home Loan Bank of Atlanta is pledged as security for the loan and under a blanket floating lien security agreement with the Federal Home Loan Bank of Atlanta, the Bank is required to maintain as collateral for its advances, qualified home mortgage loans in an amount equal to 175% of the advances. The Bank is also required to maintain an average daily balance with the Federal Reserve Bank in a non-interest bearing account. The amount in such account at December 31, 2001 was $232,000.

NOTE 9 - PENSION PLAN

             The Bank has a Supplemental Executive Retirement Plan covering selected officers which is funded by life insurance policies. The Bank owns the policies and is the beneficiary. However, under agreements signed by the officers and the Bank, the cash value of the insurance belongs to the individuals. The amount of cost recognized for the years ended December 31, 2001, 2000 and 1999 was $26,653, $26,043 and
          $26,635, respectively.

             The Bank has a 401(k) Retirement Savings Plan. Employees may contribute a percentage of their salary up to a maximum of 10%. The Bank is obligated to contribute 50% of the employee's contribution, not to exceed 6% of the employee's annual salary. All employees who have completed one year of service with the Bank are eligible to participate. The Bank's contribution to this plan was $75,174, $70,413 and $62,259 for the years ended December 31, 2001, 2000 and 1999, respectively.

NOTE 10- EMPLOYEE STOCK OWNERSHIP PLAN

             The Bank has an Employee Stock Ownership Plan ("ESOP") for the exclusive benefit of participating employees. During each of the years ended December 31, 2001, 2000 and 1999, the Bank recognized expense of $120,000 for the ESOP.

                                      F-22
SEVERN BANCORP, INC. AND SUBSIDIARIES
ANNAPOLIS, MARYLAND

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE 11- COMMON AND PREFERRED STOCK

             In 1984, the Bank converted from a state chartered mutual savings and loan to a state chartered stock savings and loan association. At the time of conversion, the Bank established a liquidation account in an amount equal to the Bank's retained earnings as of September 30, 1983. The liquidation account is maintained for the benefit of eligible savings account holders who maintained their savings account in the Bank after conversion. In the event of a complete liquidation (and only in such event), each eligible savings account holder would be entitled to receive a liquidation distribution from the liquidation account in an amount equal to the account holder's then interest in the liquidation account before any liquidation distribution may be made with respect to capital stock. At December 31, 2001 and 2000, the balance of the liquidation account is included in retained earnings.

             Severn Preferred Capital Corporation issued 200,002 shares of preferred stock at $20.00 per share, together with warrants to purchase 200,002 shares of the Corporation's common stock at $17.00 per share and 200,000 shares of its common stock for $20 per share, par value of $1 per share for gross proceeds of $8,000,080 and net proceeds of $7,891,829. The Bank purchased all of the outstanding common stock. All of the warrants have been exercised as of December 31, 2001.

             The Bank's Stock Option Plan ("Plan") provides for the granting of options to acquire common stock to directors and key employees. Option prices are equal to or greater than fair market value of the common stock at the date of the grant. The Bank granted options to purchase 156,000 shares. The Plan provides for options granted to directors (60,000 shares) to be immediately exercisable for a period of five years from the effective date of November 25, 1997. Additionally, the Plan provides for one-fifth of the remaining options granted to be exercisable on each of the first five anniversaries of the effective date. If the participant in the Plan terminates employment for reasons other than death or disability, he or she forfeits all rights to unvested shares.

                                      F-23
SEVERN BANCORP, INC. AND SUBSIDIARIES
ANNAPOLIS, MARYLAND

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE 11- COMMON AND PREFERRED STOCK - CONTINUED

             The following table summarizes the status of and changes in the Bank's stock option plan.

                                                                                                    Weighted
                                                                                                    Average
                                                                                                    Exercise
                                                                                        Shares        Price
                                                                                       -------      --------
          Outstanding at January 1, 1999                                               153,000       $  5.56
          Exercised in 1999                                                              5,400          5.50
                                                                                       -------       -------

          Outstanding at December 31, 1999                                             147,600          5.56
          Exercised in 2000                                                              3,600          5.50
                                                                                       -------       -------

          Outstanding at December 31, 2000                                             144,000          5.57
          Exercised in 2001                                                             39,000          5.50
                                                                                       -------       -------

          Outstanding at December 31, 2001                                             105,000       $  5.59
                                                                                       =======       =======

          Exercisable at December 31, 2000                                             105,600
                                                                                       =======

          Exercisable at December 31, 2001                                              85,800
                                                                                       =======

             All share and per share amounts have been retroactively adjusted for a 3-for-1 stock split in the form of a 200% stock dividend. (See
          Note 19)

                                      F-24
SEVERN BANCORP, INC. AND SUBSIDIARIES
ANNAPOLIS, MARYLAND

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE 12- EARNINGS PER SHARE

             Basic EPS is computed based upon income available to common shareholders and the weighted average number of common shares outstanding for the period. Diluted EPS is to reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

                                                                              FOR YEARS ENDED DECEMBER 31,
                                                                       --------------------------------------------------
                                                                               2001             2000              1999
                                                                               ----             ----              ----
              Net income                                                   $5,255,570        $3,945,141       $3,127,306
                 Less - preferred stock dividends,
                   net of tax                                                (220,971)         (220,971)        (221,004)
                                                                           ----------        ----------       ----------
              Net income available to shareholders                         $5,034,599        $3,724,170       $2,906,302
                                                                           ==========        ==========       ==========
              Weighted average shares outstanding
                basic EPS                                                   3,647,451         3,237,888        3,230,940
              Effect of Dilutive Shares
                 Stock warrants                                                     -            73,233          175,002
                 Stock options                                                 35,895            19,794           44,889
                                                                           ----------        ----------       ----------
              Adjusted weighted average shares
                used for dilutive EPS                                       3,683,346         3,330,915        3,450,831
                                                                           ==========        ==========       ==========

             All share and per share amounts have been retroactively adjusted for a 3-for-1 stock split in the form of a 200% stock dividend. (See
          Note 19)

NOTE 13- RETAINED EARNINGS

             The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by the regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                                      F-25
SEVERN BANCORP, INC. AND SUBSIDIARIES
ANNAPOLIS, MARYLAND

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE 13- RETAINED EARNINGS - CONTINUED

             Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) and risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001, that the Bank meets all capital adequacy requirements to which it is subject.

             As of December 31, 2001, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are also presented in the table.

             The following table presents the Bank's capital position based on the financial statements.

                                                                                                           TO BE WELL
                                                                                                        CAPITALIZED UNDER
                                                                        FOR CAPITAL                     PROMPT CORRECTIVE
                                                 ACTUAL              ADEQUACY PURPOSES                  ACTION PROVISIONS
                                         --------------------         --------------------------      -----------------------
                                             AMOUNT        %                AMOUNT         %              AMOUNT           %
                                             ------        -                ------         -              ------           -
         DECEMBER 31, 2001
         Tangible (1)                     $31,675,573     8.7%          $  5,468,226     1.50%         $        N/A       N/A
         Tier I capital (2)                31,675,573    11.8%                   N/A      N/A            16,066,080      6.00%
         Core (1)                          31,675,573     8.7%            14,581,936     4.00%           18,227,420      5.00%
         Risk-weighted (2)                 34,926,828    13.0%            21,421,440     8.00%           26,776,800     10.00%

         DECEMBER 31, 2000
         Tangible (1)                     $23,939,378     8.2%          $  4,388,627     1.50%         $        N/A       N/A
         Tier I capital (2)                23,939,378    11.5%                   N/A      N/A            12,452,940      6.00%
         Core (1)                          23,939,378     8.2%            11,703,005     4.00%           14,628,756      5.00%
         Risk-weighted (2)                 26,539,025    12.8%            16,603,920     8.00%           20,754,900     10.00%

              (1)  To adjusted total assets.
              (2)  To risk-weighted assets.

                                      F-26
SEVERN BANCORP, INC. AND SUBSIDIARIES
ANNAPOLIS, MARYLAND

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE 13- RETAINED EARNINGS - CONTINUED

             The Corporation has no significant source of income other than dividends from the Bank. As a result, the Corporation's dividends will depend primarily upon receipt of dividends from the Bank.

             OTS regulations limit the payment of dividends and other capital distributions by the Bank. The Bank is able to pay dividends during a calendar year without regulatory approval to the extent of the greater of (i) an amount which will reduce by one-half its surplus capital ratio at the beginning of the year plus all its net income determined on the basis of generally accepted accounting principles for that calendar year or (ii) 75% of net income for the last four calendar quarters.

             The Bank is restricted in paying dividends on its stock to the greater of the restrictions described in the preceding paragraph, or an amount that would reduce its retained earnings below its regulatory capital requirement, the accumulated bad debt deduction, or the liquidation account described in Note 11.

             The Bank was allowed a special bad debt deduction limited generally to 8% of otherwise taxable income for the year beginning January 1, 1988 through December 31, 1995. Beginning January 1, 1996, the percentage of taxable income method of computing the Bank's tax bad debt deduction is no longer allowed and the amount by which the tax reserve for bad debts exceeds such amount at December 31, 1987 must be recaptured over a six year period. A tax liability has been established for the recapture. If the amounts which qualified as deductions for federal income tax purposes prior to December 31, 1987 are later used for purposes other than to absorb loan losses, including distributions in liquidations, they will be subject to federal income tax at the then current corporate rate. Retained earnings at December 31, 2001 and 2000 include $482,000, for which no provision for federal income tax has been provided. The unrecorded deferred income tax liability on the above amount was approximately $186,000.

                                      F-27
SEVERN BANCORP, INC. AND SUBSIDIARIES
ANNAPOLIS, MARYLAND

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE 14- INCOME TAXES

             The income tax provision consists of the following for the years ended December 31:

                                                                           FOR YEARS ENDED  DECEMBER 31,
                                                                ------------------------------------------------
                                                                   2001               2000               1999
                                                                ----------         ----------         ----------
             CURRENT
                Federal                                         $2,891,156         $2,062,586         $1,605,538
                State                                              643,719            463,048            356,159
                                                                ----------         ----------         ----------
                                                                 3,534,875          2,525,634          1,961,697
             DEFERRED
                Federal                                           (213,450)          (184,774)           (81,027)
                State                                              (47,252)           (40,904)           (17,936)
                                                                ----------         ----------         ----------
                                                                  (260,702)          (225,678)           (98,963)
             OTHER
                Federal                                            113,833            113,833            113,801
                State                                               25,200             25,200             25,200
                                                                ----------         ----------         ----------
                                                                   139,033            139,033            139,001
                                                                ----------         ----------         ----------
                                                                $3,413,206         $2,438,989         $2,001,735
                                                                ==========         ==========         ==========

             Other income tax provision consists of income tax from preferred stock dividends.

             The amount computed by applying the statutory federal income tax rate to income before federal taxes is greater than the taxes provided for the following reasons:

                                             2001                          2000                           1999
                                        ------------------           -------------------          -------------------
                                                  PERCENT                       Percent                       Percent
                                                 OF PRETAX                     of Pretax                    of Pretax
                                        AMOUNT    INCOME             Amount     Income             Amount     Income_
                                        ------   ---------           ------    ---------           ------   ----------
          Statutory federal
           income tax rate            $2,947,384     34.00%         $2,170,604    34.00%         $1,743,874     34.00%
          State tax net of
           federal income
           tax benefit                   410,300      4.73             295,247     4.62             239,859      4.68
          Other adjustments               55,522       .64             (26,862)    (.42)             18,002       .35
                                      ----------   -------          ----------    -----          ----------    ------
                                      $3,413,206     39.37%         $2,438,989    38.20%         $2,001,735     39.03%
                                      ==========   =======          ==========    =====          ==========    ======

                                      F-28
SEVERN BANCORP, INC. AND SUBSIDIARIES
ANNAPOLIS, MARYLAND

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE 14- INCOME TAXES - CONTINUED

             The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2001 and 2000 are presented below:

                                                                                       2001                 2000
                                                                                       ----                 ----
          Deferred Tax Assets:
             Loans held for sale lower of cost or
              market adjustment                                                   $         -           $   10,217
             Allowances for losses                                                  1,295,073            1,063,772
             Unrealized loss on investment security                                         -               54,679
             Reserve for uncollected interest                                           4,949               16,702
                                                                                  -----------           ----------
                Total gross deferred tax assets                                     1,300,022            1,145,370

          Deferred Tax Liabilities:
             Federal Home Loan Bank of Atlanta stock dividends                        (79,976)             (79,976)
             Tax reserve for bad debt                                                       -              (29,870)
             Mortgage servicing rights                                                (10,018)             (12,567)
             Accelerated depreciation                                                (396,542)              (2,699)
                                                                                  -----------           ----------
                Total gross deferred tax liabilities                                 (486,536)            (125,112)
                                                                                  -----------           ----------
             Net deferred tax assets                                              $   813,486           $1,020,258
                                                                                  ===========           ==========

NOTE 15- RELATED PARTY TRANSACTIONS

             During the years ended December 31, 2001, 2000 and 1999, the Bank engaged in the transactions described below with parties that may be deemed affiliated.

             The land and building for the office where the Bank's primary operating activities are conducted are leased from a stockholder of the Bank. Rent paid on this property was $32,012, $61,157 and $59,177 for 2001, 2000 and 1999, respectively. Additionally, two subsidiaries rent property from a director of the Bank. Rent paid on these properties was $32,010, $25,170 and $24,524 for 2001, 2000 and 1999,
          respectively.

             A director of the Bank is a member of a law firm that represents the Bank in certain legal matters. The fees for services rendered by that firm were $80,866, $68,852 and $99,835 for the years ended December 31, 2001, 2000 and 1999, respectively.

SEVERN BANCORP, INC. AND SUBSIDIARIES
ANNAPOLIS, MARYLAND

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE 15- RELATED PARTY TRANSACTIONS - CONTINUED

             A subsidiary uses a related party to perform maintenance work on managed properties. The fees for services rendered by that firm were $9,137 for the year ended December 31, 2001.

             The Bank has participation and loan servicing agreements outstanding, totaling $263,823, $276,856 and $313,082 at December 31, 2001, 2000 and 1999, respectively, with various stockholders and related parties.

             The Company purchased Louis Hyatt, Inc. (see Note 17) from Louis Hyatt who is a stockholder of the Company and a relative of the Chairman of the Board.

             The Company purchased HS West, LLC from Louis Hyatt who is a stockholder of the Company and a relative of the Chairman of the Board. HS West, LLC had no income or expenses and consisted only of land.

             Management believes that the terms in the above mentioned transactions were no less favorable to the Bank than the terms that would have been obtained in transactions with non-affiliated persons or entities.

NOTE 16- DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

             The estimated fair values of the Bank's financial instruments are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques prescribed by the FASB and may not be indicative of the net realizable or liquidation values. Also, the calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

             The carrying amount is a reasonable estimate of fair value for cash, federal funds and interest-bearing deposits in other banks due to the short-term nature of these investments. Fair value is based upon market prices quoted by dealers for investment securities and estimates using bid prices published in financial newspapers for mortgage backed securities. The carrying amount of Federal Home Loan Bank of Atlanta stock is a reasonable estimate of fair value. Loans receivable were discounted using a single discount rate, comparing the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

SEVERN BANCORP, INC. AND SUBSIDIARIES
ANNAPOLIS, MARYLAND

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE 16- DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

             These rates were used for each aggregated category of loans as reported on the Office of Thrift Supervision Quarterly Report. The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered on deposits of similar remaining maturities.

             The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business, including loan commitments. The loan commitments were a blended rate based on the relative risk of the properties involved and the lines of credit are at adjustable rates.

             The estimated fair values of the Bank's financial instruments are as follows:

                                                       DECEMBER 31, 2001                         December 31, 2000
                                                -------------------------------          -------------------------------
                                                 CARRYING                FAIR               Carrying             Fair
                                                  VALUE                  VALUE                Value              Value
                                                -----------              -----             ----------            -----
          FINANCIAL ASSETS
             Cash, interest bearing
              deposits in other
              banks and federal
              funds                          $    6,038,459       $    6,038,459      $    1,007,087     $    1,007,087
             Investment securities                7,000,958            7,077,940          10,357,959         10,383,808
             Mortgage backed
              securities                            212,021              216,262             279,367            280,010
             FHLB of Atlanta stock                2,500,000            2,500,000           1,800,000          1,800,000
             Loans held for sale                  7,498,934            7,498,934           4,169,084          4,169,084
             Loans receivable, net              335,142,276          343,399,000         270,482,958        270,002,000

          FINANCIAL LIABILITIES
             Deposits                        $  286,917,568       $  289,285,000      $  229,311,927     $  229,816,000
             FHLB advances                       42,000,000           41,466,634          34,000,000         34,020,413
             Commitments                                  -              796,857                   -          3,857,333

NOTE 17- MERGER

             On July 1, 2001, the Company acquired Louis Hyatt, Inc. ("LHI") a real estate sales and management company (see Note 15). "LHI" was 100% owned by Louis Hyatt. The Company issued 60,000 shares new shares and transferred 20,000 shares that were previously owned by "LHI" for all the outstanding stock of "LHI".

SEVERN BANCORP, INC. AND SUBSIDIARIES
ANNAPOLIS, MARYLAND

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE 17- MERGER - CONTINUED

             The combination was accounted for under the purchase method of accounting, and accordingly, the net assets were recorded at their estimated fair values at the date of acquisition. "LHI's" assets consisted primarily of fixed assets and, accordingly, the fair market value adjustment of $1,415,829 will be depreciated over the estimated lives of the assets. The excess of the purchase price over the estimated fair value of the underlying net assets of $333,569 was allocated to goodwill and will be tested for impairment in accordance with SFAS 142 (see Note 1).

             Unaudited proforma condensed financial statements are not presented because the amounts are not material to the consolidated financial statements.

NOTE 18- CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

             Information as to the financial position of Severn Bancorp, Inc. as of December 31, 2001 and 2000 and results of operations and cash flows for each of the years ended December 31, 2001, 2000 and 1999 is summarized below. During the years ended December 31, 2001, 2000 and 1999, respectively, the parent received dividends in the amount of $718,818, 539,760 and $473,995 from its subsidiary, the Bank.

                                                                         DECEMBER 31,
                                                                         ------------
                                                                   2001                2000
                                                                   ----                ----
          Statement of Financial Condition
             Cash                                             $      366,379       $      156,705
             Equity in net assets of subsidiaries                 30,651,583           21,386,953
             Prepaid expenses and other assets                         9,550               24,374
                                                              --------------       --------------
                                                              $   31,027,512       $   21,568,032
                                                              ==============       ==============

             Taxes payable                                    $        5,414       $       14,712
             Accounts payable and accrued expenses                   191,256              137,572
                                                              --------------       --------------
                                                                     196,670              152,284

             Common stock                                             13,524               10,798
             Common stock paid-in surplus                         10,816,887            5,720,300
             Retained earnings                                    20,000,431           15,684,650
                                                              --------------       --------------
                                                                  30,830,842           21,415,748
                                                              --------------       --------------
                                                              $   31,027,512       $   21,568,032
                                                              ==============       ==============

SEVERN BANCORP, INC. AND SUBSIDIARIES
ANNAPOLIS, MARYLAND

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE 18- CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY) - CONTINUED

                                                                          FOR THE YEARS ENDED  DECEMBER 31,
                                                                   ----------------------------------------------
                                                                       2001              2000             1999
                                                                   -----------       -----------      -----------
         Statement of Operations
            Equity in net income of subsidiaries                   $ 5,273,766       $ 3,950,623      $ 3,131,380
            General and administrative expenses                         27,569             8,306            5,470
                                                                   -----------       -----------      -----------
            Net income before income taxes                           5,246,197         3,942,317        3,125,910
            Provision for income taxes (benefit)                        (9,373)           (2,824)          (1,396)
                                                                   -----------       -----------      -----------
            Net income                                             $ 5,255,570       $ 3,945,141      $ 3,127,306
                                                                   ===========       ===========      ===========

                                                                                      DECEMBER 31,
                                                                   ----------------------------------------------
                                                                       2001              2000             1999
                                                                   -----------       -----------      -----------
         Statement of Cash Flows

         Cash Flows from Operating Activities:
            Net income                                             $ 5,255,570       $ 3,945,141      $ 3,127,306
         Adjustments to Reconcile Net Income Net
          Cash Provided by Operating Activities
           Equity in net income of subsidiaries                     (5,273,766)       (3,950,623)      (3,131,380)
           Decrease (increase) in other assets                          14,824           (22,749)               -
           (Decrease) increase in taxes payable                         (9,298)           13,251              604
           Increase in accounts payable and
            accrued expenses                                            53,684            18,976           10,960
                                                                   -----------       -----------      -----------
              Net cash provided by operating activities                 41,014             3,996            7,490

         Cash Flows From Investing Activities
           Dividends received from subsidiary                          718,818           539,760          473,995
           Investment in subsidiaries                               (3,299,313)          (26,772)         (29,700)
           Cash consideration Louis Hyatt, Inc.
            acquisition - net                                          (31,340)                -                -
                                                                   -----------       -----------      -----------
              Cash (used) provided by investing
               activities                                           (2,611,835)          512,988          444,295

         Cash Flows from Financing Activities
           Dividends paid on capital stock                            (718,818)         (539,760)        (473,995)
           Proceeds from exercise of options                           214,500            19,800           29,700
           Proceeds from exercise of warrants                        3,284,813             6,970                -
                                                                   -----------       -----------      -----------
              Net cash provided (used) by financing
               activities                                            2,780,495          (512,990)        (444,295)
                                                                   -----------       -----------      -----------

SEVERN BANCORP, INC. AND SUBSIDIARIES
ANNAPOLIS, MARYLAND

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE 18- CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY) - CONTINUED

                                                                                       DECEMBER 31,
                                                                     ----------------------------------------------
                                                                        2001             2000             1999
                                                                     -----------     -------------    -------------
         Increase in cash and cash equivalents                       $   209,674     $       3,994    $       7,490
         Cash and cash equivalents at beginning
          of year                                                        156,705           152,711          145,221
                                                                     -----------     -------------    -------------
         Cash and cash equivalents at end of year                    $   366,379     $     156,705    $     152,711
                                                                     ===========     =============    =============

         Supplemental Disclosures of Cash Flows Information:
            Common stock issued for
             acquired Company                                        $ 1,600,000     $           -    $           -

             There was no cash paid during the years ended December 31, 2001, 2000 and 1999 for income taxes or interest.

NOTE 19- SUBSEQUENT EVENTS

             The shareholders of the Company voted to approve an amendment to the corporate charter to increase the number of Common shares authorized to 20,000,000 and increased the authorized number Serial Preferred shares to 1,000,000.

             On February 19, 2002, the Company's Board of Directors declared a 3-for-1 stock split in the form of a 200% stock dividend, which was effective for shares outstanding as of March 1, 2002 to be paid March 15, 2002. All per share data in the accompanying financial statements and all share and per share data in the footnotes have been adjusted to give retroactive effect to this transaction.

NOTE 20- RECENT ACCOUNTING PRONOUNCEMENTS

             In June 2001, the Financial Accounting Standards Board ("FASB") issued Statements of Financial Accounting Standards No. 141 "Business Combinations" ("SFAS 141") and No. 142 "Goodwill and Other Intangible Assets" (SFAS 142") which are effective July 1, 2001 and September 1, 2002, respectively, for the Company. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Under SFAS 142, amortization of goodwill, including goodwill recorded in past business combinations, will discontinue upon adoption of this standard. All goodwill and intangible assets will be tested for impairment in accordance with the provisions of the Statement.

SEVERN BANCORP, INC. AND SUBSIDIARIES
ANNAPOLIS, MARYLAND

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE 20- RECENT ACCOUNTING PRONOUNCEMENTS - CONTINUED

             In August 2001, FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". This Statement supersedes SFAS No. 121 and APB Opinion No. 30. SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for (a) recognition and measurement of impairment of long-lived assets to be held and used and
          (b) measurement of long-lived assets to be disposed of by sale. SFAS No. 144 also requires reporting of discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. The Statement also eliminates the exception to consolidation for a temporarily controlled subsidiary.